EXHIBIT 2.1

ASSET PURCHASE AGREEMENT

BY AND AMONG

ASSISI ANIMAL HEALTH LLC,

THE PRINCIPAL MEMBERS OF ASSISI ANIMAL HEALTH LLC (AS DEFINED HEREIN),

AAH HOLDINGS, LLC,

ZOMEDICA INC.

AND

ZOMEDICA CORP.

July 15, 2022

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF THE BUYER PARTIES		29
4.1	Organization	29
4.2	Authority, Validity and Enforceability	29
4.3	No Conflict	29
4.4	Consents	29
4.5	Issuance of the Securities	30
4.6	Brokers	30

ARTICLE V. COVENANTS AND AGREEMENTS		30
5.1	Access and Information.	30
5.2	Conduct of Business Prior to Closing	30
5.3	Commercially Reasonable Efforts; Notification of Certain Events.	31
5.4	Public Announcements	32
5.5	Employee Matters.	32
5.6	Exclusivity	33
5.7	Tax Matters.	34
5.8	Wrong Pockets; Transfer of Certain Funds Received Post-Closing	35
5.9	Non-Competition Waivers	35
5.10	Post-Closing Transition Services	35
5.11	Name Change	35
5.12	Consents	35
5.13	International IP Assignments	35
5.14	Further Assurances	36

ARTICLE VI. CONDITIONS TO CLOSING		36
6.1	Mutual Conditions	36
6.2	Conditions to the Obligations of the Buyer	36
6.3	Conditions to the Obligations of the Seller Parties	37

ARTICLE VII. TERMINATION		37
7.1	Termination	37
7.2	Effect of Termination	38

ARTICLE VIII. SURVIVAL; INDEMNIFICATION		38
8.1	Survival of Representations, Warranties and Covenants	38
8.2	Indemnification.	38
8.3	Limitations on Liability	38
8.4	Claims Procedures	39
8.5	Payment of Claim	40
8.6	Exclusive Remedy	41
8.7	Calculation of Loss	41
8.8	Investigation	41
8.9	Treatment of Indemnity Payments	41
8.10	Schedules	41

ARTICLE IX. MISCELLANEOUS		42
9.1	Notices	42
9.2	Computation of Time	42
9.3	Expenses	42
9.4	Governing Law; Jurisdiction	43
9.5	Parties in Interest	43
9.6	Counterparts	43
9.7	Entire Agreement; Amendment; Waiver; Assignment	43
9.8	Severability	43
9.9	No Strict Construction	43
9.10	Waiver of Jury Trial	44
9.11	Specific Performance	44
9.12	Failure or Indulgence not Waiver	44

EXHIBIT A -  Form of Escrow Agreement

EXHIBIT B -  Form of Seller Non-competition Agreements

EXHIBIT C -  Form of Warrant

EXHIBIT D -  Form of Transition Services Agreement

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated July 15, 2022 (the “Effective Date”), is by and among Assisi Animal Health LLC, a Delaware limited liability company (“Seller”), AAH Holdings LLC, a Delaware limited liability company and wholly-owned subsidiary of Seller (“AAH Holdings”), the Principal Members (as defined herein), Zomedica Inc., a Delaware corporation (“Buyer”), and Zomedica Corp., an Alberta corporation (“Buyer Parent”). Seller, AAH Holdings and the Principal Members are collectively referred to herein as the “Seller Parties”). Buyer and Buyer Parent are collectively referred to herein as the “Buyer Parties.” The Buyer Parties and the Seller Parties are each referred to as a “Party” and, collectively, as the “Parties.”

RECITALS

A. Seller is in the business of developing, manufacturing, marketing, distributing and selling animal health products which use targeted Pulsed Electromagnetic Field (PEMF) therapy to decrease pain and inflammation, accelerate healing, and reduce anxiety that include, among other things, Seller’s Assisi Loop®, Assisi Loop Lounge®, Assisi DentaLoop® and Calmer Canine® product lines (the “Products”). Such business is referred to herein as the “Business.”

B. Each of the Principal Members owns outstanding membership interests of Seller, and will benefit financially from the transactions contemplated by this Agreement.

C. Buyer is a wholly-owned subsidiary of Buyer Parent.

D. Seller and AAH Holdings each wishes to sell, transfer, convey and assign to Buyer, and the Buyer Parties wish for Buyer to acquire and assume, substantially all of the assets comprising or pertaining to the Business, upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the Parties agree as follows:

ARTICLE I.

DEFINITIONS

1.1 Certain Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

“Action” means any suit, litigation, action, claim, appeal, inquiry, investigation, cause of action, arbitration or other similar legal proceeding (whether in contract, tort or otherwise, whether at law or in equity and whether civil or criminal) by or before a Governmental Authority.

“Acquisition Proposal” means, other than the transactions contemplated hereby, any inquiry, proposal, indication of interest or offer (whether written or oral) with respect to any direct or indirect: (a) purchase or sale of an Equity Interest (including by means of a tender or exchange offer) representing more than twenty-five percent (25%) of the voting power in Seller or AAH Holdings; (b) merger, consolidation, other business combination, reorganization, recapitalization, share exchange, dissolution, liquidation or similar transaction involving Seller or AAH Holdings; (c) purchase or sale of assets, businesses, securities or ownership interests representing more than twenty-five percent (25%) of the net revenues, net income or net assets of the Business, taken as a whole, or of Seller (including its Subsidiaries), taken as a whole. Notwithstanding the foregoing, discussions and dealings with the holders of Indebtedness with respect to satisfying such Indebtedness by Seller (including its Subsidiaries) shall not constitute an Acquisition Proposal, as long as such dealings do not involve the transfer of any of the Acquired Assets to such holders of Indebtedness.

2

“Adjustment Escrow Amount” means an amount equal to $200,000.00.

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with, such other Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. The term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of Equity Interests, by Contract or otherwise.

“Anti-corruption Laws” means any Legal Requirements relating to anti-bribery or anti-corruption (governmental or commercial) that apply to Seller or the Business, including Legal Requirements that prohibit the corrupt payment, offer, promise or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any foreign Governmental Authority, foreign Government Official, foreign government employee, state-owned entity employee or commercial entity to obtain or retain a business advantage.

“Base Purchase Price” means $18,000,000.00.

“Bill of Sale” means the Bill of Sale, Assignment and Assumption Agreement to be executed at Closing by Seller, AAH Holdings and Buyer.

“Business Day” shall mean any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in New York, New York.

“Business Intellectual Property Rights” means all Owned Intellectual Property and all Licensed Intellectual Property.

“Cash” means, as of the Closing, all cash and cash equivalents (including marketable securities, foreign exchange contracts, interest hedge facilities and deposits in transit) of Seller. Cash shall (i) include the amount of all undeposited funds (including deposits in transit from credit card companies), cash on hand, cash in registers, and checks and drafts issued to Seller which have been received by Seller, in each case, as of immediately prior to Closing, and (ii) not include the amount of cash or cash equivalents in respect of checks or drafts issued by Seller prior to Closing to the extent such checks or drafts have not cleared as of immediately prior to Closing.

“Claim Notice” means written notification which contains (i) a description of the Loss incurred or reasonably expected to be incurred by the Indemnified Party, a reasonably specific description of the basis therefor and the claimed amount of such Loss incurred or reasonably expected to be incurred by the Indemnified Party, to the extent then known, (ii) a statement that the Indemnified Party is entitled to indemnification under ARTICLE VIII for such Loss and a reasonable explanation of the basis therefor, and (iii) a demand for payment in the amount of such Loss.

“Closing Accrued Rebate Amount” means the aggregate amount of all accrued and unpaid rebates payable to distributors of the Business as of the Closing.

“Closing Date Prepaid Amount” means the aggregate amount of all Prepaid Items as of Closing that are included in the Acquired Assets.

3

“Closing Date Purchase Price” means an amount in cash calculated as follows: (a) the Base Purchase Price; minus (b) the aggregate amount of Closing Indebtedness to be repaid pursuant to Section 2.5; minus (c) the Escrow Amount, minus (d) any Closing Inventory Deficiency, plus (e) any Closing Inventory Surplus, plus (f) the Closing Date Prepaid Amount, minus (g) the Closing Accrued Rebate Amount; minus (h) the Closing Date Open Purchase Order Amount.

“Closing Inventory Amount” means value of the Inventory as of the Closing Date that are included in the Acquired Assets. The Inventory shall be valued at the Seller’s latest invoice cost, net of discounts and slow-moving and obsolete Inventory as agreed by Seller and Buyer.

“Closing Inventory Deficiency” means the amount, if any, by which the Closing Inventory Amount is less than the Closing Inventory Target.

“Closing Inventory Surplus” means the amount, if any, by which the Closing Inventory Amount is greater than the Closing Inventory Target.

“Closing Inventory Target” means Inventory having value of $600,296.73.

“Closing Indebtedness” means the amount of Indebtedness of Seller outstanding as of immediately prior to the Closing.

“Closing Date Open Purchase Order Amount” means the aggregate amount of all payments received by Seller prior to the Closing from customers of the Business that have not been shipped to such customers prior to the Closing.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means the Confidential Non-Disclosure Agreement dated February 1, 2022 by and between Seller and Buyer.

“Contract” means, with respect to any Person, any legally binding contract, agreement, deed, mortgage, lease, sublease, license, sublicense or other legally enforceable commitment, promise, undertaking, arrangement or understanding, whether written or oral, to which or by which such Person is a party or is otherwise bound.

“Contemplated Transactions” means the transactions contemplated by this Agreement and the other Transaction Documents.

“Controlled Group” means any trade or business (whether or not incorporated) (a) under common control, within the meaning of Section 4001(b)(1) of ERISA, with Seller or (b) which together with Seller is treated as a single employer under Section 414(t) of the Code.

“Disclosure Schedules” means the final disclosure schedules to this Agreement that are being delivered by the Seller Parties in connection with the execution and delivery of this Agreement.

“Employee” means any employee of Seller.

“Environment” means soil, land surface or subsurface strata, surface waters (including navigable waters and ocean waters), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource.

4

“Environmental Laws” shall mean any Applicable Law relating to pollution, protection or cleanup of the Environment, including CERCLA, the Resources Conservation and Recovery Act of 1976, as amended (“RCRA”), the Environment Quality Act and any other federal, state, provincial, local and municipal or foreign legal requirements relating to: (a) a Release or the containment, removal, remediation, response, cleanup or abatement of a Hazardous Substance; (b) the manufacture, generation, formulation, processing, labeling, distribution, introduction into commerce, use, treatment, handling, storage, or transportation of a Hazardous Substance; (c) exposure of Persons, including employees, to a Hazardous Substance; (d) occupational safety or health matters; and (e) the physical structure or condition of a building, facility, fixture or other structure, including those relating to the management, use, storage, disposal, cleanup or removal of asbestos, asbestos-containing materials, polychlorinated biphenyls or any other Hazardous Substance.

“Environmental Permits” means all Permits required to be held or obtained by Seller or the Business pursuant to Environmental Laws.

“Equity Interests” means (a) any capital stock, partnership, limited liability company or membership interest, unit of participation or other similar interest (however designated) in any Person and (b) any option, warrant, purchase right, conversion right, exchange right or other Contract that would entitle any other Person to acquire any such interest in any such Person referred to in clause (a) or otherwise entitle any other Person to share in the equity, profits, earnings, losses or gains of any such Person referred to in clause (a) (including stock appreciation, phantom stock, profit participation or other similar rights).

“Escrow Agent” means U. S. Bank, National Association, or if such bank is unable to serve as Escrow Agent upon the terms set forth in this Agreement and the Escrow Agreement, such other escrow agent reasonably acceptable to Seller and Buyer.

“Escrow Agreement” means the Escrow Agreement by and among Buyer, Seller and the Escrow Agent, to be entered into at Closing, in the form attached as Exhibit A.

“Escrow Amount” means the sum of the Adjustment Escrow Amount and the Indemnity Escrow Amount.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

“Fundamental Representations” means the representations and warranties set forth in Section 3.1 (Organization), Section 3.2 (Ownership), Section 3.3 (Authority, Validity and Enforceability), Section 3.5 (No Conflict), Section 3.6 (Consents), Section 3.11 (Litigation), Section 3.13 (Taxes), Section 3.16 (Employee Benefit Plans), Section 3.17 (Intellectual Property Rights), Section 3.20 (Title to Assets), Section 3.23 (Brokers), Section 3.26 (Securities Laws), Section 4.1 (Organization), Section 4.2 (Authority, Validity and Enforceability), Section 4.3 (No Conflict), Section 4.4 (Consents) and Section 4.6 (Brokers).

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Government Official” means (a) any official, officer, employee or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Authority, (b) any political party or party official or candidate for political office or (c) any Person owned, in whole or in part, or controlled by any Person described in the foregoing clauses (a) or (b) of this definition.

5

“Governmental Authority” means any national, federal, state, provincial, county, municipal or local government, foreign or domestic, or the government of any political subdivision of any of the foregoing, or any court, tribunal, arbitrator, arbitration panel, entity, authority, agency, ministry or other similar body exercising executive, legislative, judicial, regulatory or administrative authority or functions of or pertaining to government, including any authority or other quasi-governmental entity established to perform any of such functions.

“Hazardous Substances” shall mean any toxic substance or waste, pollutant, hazardous substance or waste, contaminant, special waste, dangerous good, industrial substance or waste, petroleum or petroleum-derived substance or waste, or any toxic or hazardous constituent or any such substance or waste, including any substance regulated under or defined by Environmental Laws.

“Indebtedness” means, as of any date, with respect to Seller, without duplication, (a) the outstanding principal amount of, accrued and unpaid interest on and other payment obligations (including any prepayment premiums, termination fees, expenses, breakage costs or penalties due upon payment of such indebtedness at Closing or otherwise payable as a result of the consummation of the transactions contemplated by this Agreement) arising under any obligations of Seller for borrowed money, (b) all obligations of Seller evidenced by (or which customarily would be evidenced by) any note, bond, debenture or other debt security or instrument, (c) the aggregate face amount of all outstanding letters of credit, bankers’ acceptances or similar instruments issued on behalf of Seller, but excluding any undrawn amounts, (d) all obligations of Seller under conditional sale or other title retention agreements relating to property or assets purchased by Seller; (e) all equipment financing and capital lease obligations of Seller under leases that have been or should be capitalized in accordance with GAAP or on a “Modified Tax Basis” as prepared by the Seller’s outside accountant, (f) all obligations secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien on property owned or acquired by Seller, whether or not the obligations secured thereby have been assumed (g) all obligations of any other Person for borrowed money secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on any Acquired Asset, (h) any obligations based upon, resulting from or arising out of any unfunded benefit obligation that would be required to be included as a Liability as of the Closing on the financial statements of Seller prepared in accordance with GAAP, (i) any off-balance sheet Liabilities, and (j) all accounts payable owed in respect of assets in Seller’s possession.

“Indemnity Escrow Amount” means an amount equal to $1,400,000.00. Pursuant and subject to the terms and conditions of the Escrow Agreement, (i) $500,000 of the Indemnity Escrow Amount, less the aggregate amount of any then-existing Disputed Indemnification Claims (as such term is defined in the Escrow Agreement) shall be released to Seller following the one-year anniversary of the Closing Date, and (ii) the balance of the Indemnity Escrow Amount, less the aggregate amount of any then-existing Disputed Indemnification Claims, shall be released to Seller following the eighteen (18) month anniversary of the Closing Date.

“Intellectual Property Rights” means the following: (a) patents and patent applications, reexaminations, extensions and counterparts claiming priority therefrom, and any other indicia of invention ownership issued or granted by any Governmental Authority, applications for any of the foregoing, including provisional, utility, design, priority and other applications, divisionals, and continuations (in whole or in part), reissues or re-examinations of any of the foregoing, and moral and economic rights of inventors in any of the foregoing; (b) computer Software and firmware, including data files, Source code, object code and software-related specifications and documentation; (c) copyrights, whether in published or unpublished works, which include literary works and any other original works of authorship fixed in any tangible medium of expression (in whatever form now or hereafter existing), databases, data collections and rights therein, mask work rights, rights to compilations, collective works and derivative works of any of the foregoing and moral and economic rights of authors or creators in any of the foregoing, registrations and applications for registration for any of the foregoing; (d) trademarks, trade names, service marks, certification marks, service names, brands, trade dress and logos and the goodwill associated therewith; and (e) domain names; and (f) unpublished inventions (whether patentable or not), discoveries, improvements, designs, models, formulae, recipes, compilations, diagrams, drawings, blueprints, mask works, devices, methods, techniques, processes, know how, instructions, configurations, prototypes, samples, specifications, technology, trade secrets, confidential information, proprietary information, customer lists, and technical information, and moral and economic rights of authors and inventors in any of the foregoing. “Intellectual Property Rights” includes in each case any registrations of, applications to register, and renewals and extensions of, any of the foregoing items listed in clauses (a)–(e) of this definition with or by any Governmental Authority in any jurisdiction and similar or equivalent rights to any of the foregoing items listed in clauses (a)–(e) recognized by any Governmental Authority.

6

“Inventory” means all inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories of Seller used in the Business.

“IP Assignments” means one or more assignments of the Owned Intellectual Property, as required by Buyer or applicable Legal Requirements, in forms sufficient to the reasonable satisfaction of Buyer.

“IRS” means the Internal Revenue Service.

“Knowledge” means, when referring to the ‘knowledge’ of Seller, Seller’s Knowledge, or any similar phrase or qualification based on knowledge, the actual knowledge of John Wilkerson, Frank Russo, Judy Korman DVM, Julie Perron and Leonard Morganis and the knowledge that each such Person would have reasonably obtained after making due and appropriate inquiry of current Employees with respect to the particular matter in question.

“Legal Requirement” means any statute, law, rule, regulation, code, ordinance, Order of any Governmental Authority and similar provisions having the force and effect of law.

“Liabilities” includes liabilities, debts or other commitments or obligations, guarantees or endorsements, whether known or unknown, direct or indirect, absolute, accrued, contingent, liquidated, unliquidated or otherwise, due or to become due or otherwise, and whether or not required to be reflected on a balance sheet prepared in accordance with GAAP.

“Licensed Intellectual Property” means those Intellectual Property Rights that Seller, AAH Holdings or any of their Affiliates has been granted rights to or in from a third party that are: (A) used in or otherwise reasonably necessary for the making, having made, use, selling, offering for sale, export, importation or other use of the Business’ products and services; or (B) otherwise used in or necessary to the conduct of the Business other than commercial off-the-shelf software licensed by Seller that are used solely in connection with the Business’s internal operations and that have not been modified or customized by or for the Business.

“Liens” means any and all liens, charges, security interests, claims, mortgages, pledges, encumbrances, deeds of trust, judgments, voting trusts and other restrictions on title or transfer (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Loss” means any and all actual damages, losses, Liabilities, obligations, claims of any kind, interest or expenses (including reasonable attorneys’ fees and expenses, but expressly excluding any exemplary or punitive damages, except for any such damages to the extent actually awarded and paid or payable to a third party in connection with a Third-Party Claim). As it relates to indemnification claims under ARTICLE VIII, for purposes of determining whether a breach has occurred and calculating the amount of Losses incurred by a party seeking indemnification hereunder arising out of or resulting from any breach of a representation, warranty, covenant or agreement contained herein, references to “Material Adverse Effect” or materiality (or other similar terms) shall be disregarded.

7

“Material Adverse Effect” means any change, effect, event, occurrence, circumstance, state of facts or development that, individually or in the aggregate, is or is reasonably likely to have a material adverse effect on (a) condition (financial or otherwise), results of operations of Seller or the Business, (b) the Acquired Assets or the Assumed Liabilities, (c) the ability of the Seller Parties to timely consummate the transactions contemplated by this Agreement, or (d) the validity or enforceability of the Transaction Documents or the rights or remedies of Buyer thereunder.

“Neutral Accountant” means UHY LLP.

“Order” means any order, writ, judgment, injunction, decree (including any consent decree or similar agreed order or judgment), stipulation, ruling, determination or award issued or entered by any Governmental Authority.

“Organizational Documents” means, with respect to any Person (other than an individual), the certificate or articles of incorporation or organization of such Person and any limited liability company, stockholder, operating or partnership agreement, by-laws or similar documents or agreements (including all amendments thereto) relating to the legal organization or governance of such Person.

“Owned Intellectual Property” means any and all Intellectual Property Rights owned or purported to be owned by Seller, AAH Holdings or any of their Affiliates and used or held for use in the conduct of the Business.

“Permit” means, with respect to any Person, any franchise, permit, accreditation, certification, consent, certificate or other similar authorization issued by, or otherwise granted by, any Governmental Authority, or any application therefor, to which or by which such Person is or will be subject or bound or to which or by which any property, business or operation of such Person is subject or bound.

“Permitted Liens” means (a) mechanics’, materialmens’, carriers’, workmens’, repairmens’, contractors’ or other similar Liens arising or incurred in the ordinary course of business that are not delinquent and are not material in any respect to the Acquired Assets or the Business, and (b) easements, rights-of-way, restrictions and other similar charges and encumbrances of record not interfering materially with the ordinary conduct of the Business or the use or occupancy, or value of the assets subject thereto.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other organization, whether or not a legal entity, or a Governmental Entity.

“Personal Data” means a natural person’s name, street address, telephone number, e-mail address, date of birth, photograph, social security number or tax identification number, credit card number, bank information, or biometric identifiers or any other piece of information that, alone or in combination with other information, allows the identification of, or contact with, any natural Person.

“Principal Members” means L. John Wilkerson, Francis J. Russo and Judith Korman DVM.

“Purchase Price” means the Base Purchase Price, as adjusted pursuant to Section 2.6 and/or Section 8.9.

8

“Securities Act” means the Securities Act of 1933, as amended, including the rules and regulations promulgated thereunder.

“Seller Non-competition Agreements” means the Non-Competition, Non-Solicitation and Confidentiality Agreements, to be executed at Closing, in favor of Buyer by Seller and each of the Principal Members, in the forms respectively attached as Exhibits B-1 and B-2.

“Software” shall mean any software (regardless of whether such software is owned by or licensed to Seller by a third party) contained or included in or provided with any Seller products or services or used in the development, manufacturing, maintenance, repair, support, testing or performance of any Seller products or services.

“Source Code” shall mean any source code, or any portion, aspect or segment of any source code, relating to any Owned Intellectual Property or Licensed Intellectual Property or otherwise used by Seller or any of its Affiliates, including the Software.

“Straddle Period” means any Taxable period that begins on or before the Closing Date and ends after the Closing Date.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at any time directly or indirectly owned by such Person.

“Tax” (and with the corresponding meaning “Taxes” and “Taxable”) means (a) any U.S. federal, state or local, or non-U.S. income, franchise, commercial activity, profits, gross receipts, ad valorem, net worth, value added, sales, use, real or personal property, license, occupation, payroll, withholding, employment or unemployment, disability, escheat, lost or unclaimed property, environmental, excise, severance, stamp, registration, premium, windfall profits, customs duties, capital stock, social security (or similar), transfer, estimated, alternative or add-on minimum tax payable or other tax, governmental fee or other like assessment or charge of any kind, including any interest, penalties or additions to tax imposed in respect of the foregoing, in each case, whether or not disputed, (b) any Liability for the payment of any amounts of any of the foregoing types as a result of being a member of an affiliated, consolidated, combined or unitary group, or being a party to any agreement or arrangement whereby Liability for payment of such amounts was determined or taken into account with reference to the Liability of any other Person, (c) any Liability for the payment of any amounts as a result of being a party to any tax sharing or allocation agreements or arrangements (whether or not written) or with respect to the payment of any amounts of any of the foregoing types as a result of any express or implied obligation to indemnify any other Person, and (d) any Liability for the payment of any of the foregoing types as a successor, transferee or otherwise.

“Tax Returns” means all United States federal, state, local and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns or other documents and any amendments thereto required to be filed with a Tax Authority.

“Taxing Authority” means any United States, federal, state, local, or any foreign, Governmental Authority responsible for the imposition, determination, enforcement, assessment or collection of any Tax.

“Transaction Documents” means, collectively, this Agreement, the Warrant, the Bill of Sale, the Escrow Agreement, the Seller Non-competition Agreements, the Transition Services Agreement; the IP Assignments, and all other agreements and documents entered into in connection with the transactions contemplated by this Agreement.

9

“Transition Services Agreement” means that certain Transition Services Agreement, dated as of the Closing Date, between the Buyer and Seller, substantially in the form attached hereto as Exhibit D.

“Transfer Taxes” means any sales, use, stock transfer, value added, real property transfer, real property gains, transfer, stamp, registration, documentary, recording or similar duties or Taxes together with any interest thereon, penalties, fines, costs, fees, additions to Tax or additional amounts with respect thereto incurred in connection with the transactions contemplated by this Agreement.

“Transferred Employees” means those Employees who accept offers of employment from Buyer effective as of or following the Closing Date.

“Treasury Regulations” means the U.S. Treasury Regulations promulgated under the Code.

1.2 Interpretation. Each Schedule in the Disclosure Schedule shall be deemed to qualify only (i) the corresponding Section of this Agreement or (ii) any other Section of this Agreement to which such disclosure makes express reference or to which the relevance of such document is reasonably apparent on its face. Notwithstanding anything to the contrary contained herein, no disclosure in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made by any Person unless the disclosure identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item in the Disclosure Schedule shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). Disclosure of any fact or item in any Section of the Disclosure Schedule shall not be considered an admission by the Seller Parties that such item or fact (or any non-disclosed item or information of comparable or greater significance) represents a material exception or fact, event or circumstance or that such item has had or would reasonably be expected to have a Material Adverse Effect, that such item or fact will in fact exceed any applicable threshold limitation set forth in the Agreement and shall not be construed as an admission by the Seller Parties of any non-compliance with, or violation of, any third party rights (including to any intellectual property rights) or any Applicable Law of any Governmental Entity, such disclosures having been made solely for the purposes of creating exceptions to the representations made herein or of disclosing any information required to be disclosed under the Agreement. When a reference is made in this Agreement to an article, section, paragraph, clause, schedule or exhibit, such reference shall be deemed to be to this Agreement unless otherwise indicated. The text of all schedules is incorporated herein by reference. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” As used herein, words in the singular will be held to include the plural and vice versa (unless the context otherwise requires), words of one gender shall be held to include the other gender (or the neuter) as the context requires, and the terms “hereof,” “herein,” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence. The phrase “made available to Buyer” or similar phrases as used in this Agreement shall mean that the subject documents were either posted to the online data room (the “Data Room”) of Buyer or delivered to Buyer or its accountants, attorneys or other agents.

10

ARTICLE II.

PURCHASE AND SALE OF THE ACQUIRED ASSETS

2.1 Purchase and Sale of the Acquired Assets. On the terms and subject to the conditions of this Agreement, at the Closing, Seller and AAH Holdings shall sell, assign, convey and transfer to Buyer all of Seller’s right, title and interest in, to and under all of the business, properties, assets, goodwill and rights of Seller and AAH Holdings of whatever kind or nature, real or personal, tangible or intangible, owned, leased or licensed to Seller and/or AAH Holdings and used, held for use, or intended to be used in operating or maintaining the Business, wherever located and whether now existing or hereafter acquired, other than the Excluded Assets (collectively, the “Acquired Assets”). The Acquired Assets include, but are not limited to, the following:

(a) All Inventory;

(b) all supplies and equipment, wherever located, used or held for use in manufacturing, testing, storing or handling of the Seller’s Products;

(c) all computers, servers, supplies, equipment and other fixed assets of the Business, wherever located, including the items listed on Schedule 2.1(c);

(d) all supplier and customer lists and pricing information relating to the Business;

(e) all Contracts (including purchase orders) to which Seller and/or AAH Holdings is a party to the extent related to the Business or any Transferred Employee, including those Contracts listed on Schedule 2.1(e)(the “Assumed Contracts”);

(f) all Business Intellectual Property Rights, including Software, Source Code, domain names, telephone and facsimile numbers, email addresses and the other Intellectual Property Rights set forth on Schedule 2.1(f), and the goodwill associated therewith;

(g) all Permits related to the Business;

(h) all prepaid items, backlogs, advances and deposits of the Business to third parties, including but not limited to those set forth on Schedule 2.1(h) to be delivered at Closing (the “Prepaid Items”);

(i) all of Seller’s and AAH Holdings’ claims, causes of action, defenses and rights of offset or counterclaim against third parties relating to any Acquired Asset or any Assumed Liability, including unliquidated rights under manufacturers’ or vendors’ warranties, if any;

(j) all books and records relating to the Business, including all accounting records, quality records, product designs, design history files, manufacturing drawings and all technical, sales and marketing promotional literature;

(k) all insurance benefits to the extent relating to claims arising out of events that occurred prior to Closing (if any) and associated with the Acquired Assets, including such rights and proceeds receivable or hereafter received under any insurance policy written prior to the Closing;

(l) all marketing materials in print and digital files including art work, all packaging art work and files, all product photography, purchased photography, candid and animal photos and in-action photography, including future designs that are in process, samples and product display items;

(m) all assets listed on Schedule 2.1(m); and

(n) all goodwill associated with the Business and the Acquired Assets.

11

2.2 Excluded Assets. Notwithstanding anything contained herein to the contrary, Seller and AAH Holdings shall retain and Buyer shall not acquire or assume and the Acquired Assets shall not include the following assets, properties and rights (collectively, the “Excluded Assets”):

(a) intentionally omitted;

(b) all Cash, including undeposited amounts received by Seller from orders shipped before the Closing Date;

(c) all accounts receivable of Seller associated with Seller’s sales of Products prior to the Closing;

(d) all minute books, organizational documents, stock registers and such other books and records of Seller and Seller’s Affiliates as they pertain to ownership, organization or existence of Seller and Seller’s Affiliates;

(e) all personnel files for former employees of Seller who are not Transferred Employees;

(f) all rights of Seller and AAH Holdings under the Transaction Documents;

(g) all right, title and interest of Seller in any real property and improvements, including those leasehold interests set forth on Schedule 2.2(g);

(h) all insurance policies of Seller (not including those insurance benefits set forth in Section 2.1(k));

(i) Seller’s membership interest in AAH Holdings,

(j) those personal effects and other assets specifically described on Schedule 2.2(j); and

(k) all computer and other items of equipment located in New Mexico.

2.3 Assumption of Certain Liabilities. Subject to the terms and conditions of this Agreement, at the Closing, only to the extent such Liabilities arise and accrue after the Closing Date and are not the result of a breach of any representation, warranty or covenant contained in this Agreement or a breach prior to the Closing Date of any Assumed Contract, to the extent not previously performed or discharged, Buyer shall assume and agree to pay, perform and discharge when due only the Liabilities in respect of the Assumed Contracts (the “Assumed Liabilities”). No assumption by Buyer of any of the Assumed Liabilities shall relieve or be deemed to relieve any Seller Party from any Liability under any Transaction Document with respect to any representations or warranties or covenants made by the Seller Parties to Buyer. Except for the Assumed Liabilities, Buyer shall not assume pursuant to this Agreement or the transactions contemplated hereby, and shall have no liability for, any Liabilities of Seller or any of its Affiliates, or any of its predecessors in interest, of any kind, character or description whatsoever (“Retained Liabilities”), all of which shall be retained by and continue to be Liabilities of Seller or its Affiliates, as applicable. Retained Liabilities include, but are not limited to, each Liability based in whole or in part on events or conditions occurring or existing in connection with, or arising out of, Seller, Seller’s Affiliates or the Business as operated prior to the Closing Date, or the manufacture, ownership, possession, use, operation or sale or other disposition prior to the Closing Date of any of the Acquired Assets (or any other assets, properties, rights or interests associated, at any time prior to the Closing Date, with the Business).

12

2.4 Nontransferable Assets. Notwithstanding any other provision of this Agreement or any Transaction Document, to the extent that any of the Assumed Contracts, or any other Acquired Assets are not assignable or otherwise transferable to Buyer without the consent, approval or waiver of another party thereto or any third party (including any Governmental Authority), or if such assignment or transfer would constitute a breach thereof or a violation of any applicable Legal Requirement or agreement with any third party, then neither this Agreement nor such Transaction Document shall constitute an assignment or transfer (or an attempted assignment or transfer) thereof until such consent, approval or waiver of such party or parties has been duly obtained in a manner satisfactory to Buyer in its sole discretion. With respect to the assignment or transfer of any Assumed Contract to Buyer that requires the consent, approval or waiver of another party thereto or any third party, Seller shall use its best efforts to obtain such consent, approval or waiver of such other party or parties or such third party to such assignment or transfer as promptly as practicable. Until such consents, approvals and waivers referred to in this Section are obtained by Seller, Seller shall, or shall cause its Affiliates (as applicable) to (a) provide to Buyer the financial and business benefits of such Assumed Contract, and (b) enforce, for the account of Buyer, any rights of Seller or Seller’s Affiliates arising from any such Assumed Contract (including the right to elect to terminate such Assumed Contract in accordance with the terms thereof upon the request of Buyer).

2.5 Closing Consideration.

(a) In order to determine the Closing Inventory Amount, representatives of Seller and Buyer shall take a physical inventory of the Inventory as of the Closing Date that are included in the Acquired Assets (the “Physical Inventory”). The Physical Inventory will be recorded in duplicate books, each of which the representatives of Seller and Buyer shall sign. The Inventory shall be valued at the Seller’s latest invoice cost, net of discounts and slow-moving and obsolete Inventory as agreed by Seller and Buyer. The Closing Inventory Amount shall be subject to adjustment pursuant to Section 2.6.

(b) Prior to the Closing Date, Buyer and Seller will agree upon a written statement (the “Estimated Closing Statement”) setting forth the calculation of a good faith estimate of the Closing Date Purchase Price (the “Estimated Closing Date Purchase Price”), including all components thereof. At the Closing, Buyer will pay in cash:

(i) the Closing Indebtedness payable to the holders of Closing Indebtedness designated in the payoff letters delivered to Buyer pursuant to Section 2.8(a)(iv);

(ii) the Escrow Amount to the Escrow Agent, which shall be held by the Escrow Agent and released to the proper Party or Parties upon the terms and conditions set forth in the Escrow Agreement; and

(iii) to Seller, the Closing Date Purchase Price, by wire transfer of immediately available funds, pursuant to instructions delivered to Buyer no less than three business days prior to the Closing Date.

(c) At the Closing, Buyer Parent shall issue to Seller a common stock purchase warrant, in substantially the form attached hereto as Exhibit C (the “Warrant”), to purchase Twenty-two Million (22,000,000) shares (the “Warrant Shares”) of common shares, no par value per share, of Buyer Parent (the “Buyer Parent Common Shares”). The Warrant and the Warrant Shares are collectively referred to herein as the “Buyer Securities.” The Warrant shall be exercisable at any time on or prior to the tenth (10th) anniversary of the date of the Closing Date and shall have an exercise price equal to the closing price per share of the Buyer Parent Common Shares, either on the trading day immediate prior to the Closing Date (if the Closing occurs prior to the close of trading on the NYSE American stock exchange on the Closing Date) or on the Closing Date (if the Closing occurs after the closing of trading on the NYSE American stock exchange on the Closing Date).

13

2.6 Determination of the Final Closing Purchase Price Closing Payment.

(a) As soon as reasonably practicable, but no later than ninety (90) days after the Closing Date, Buyer will prepare and deliver to Seller a statement (the “Proposed Final Closing Statement”) consisting of a proposed calculation in reasonable detail of the Closing Date Purchase Price, including all components thereof (the “Proposed Final Closing Purchase Price”).

(b) If Seller disputes any amounts as shown on the Proposed Final Closing Statement, Seller shall deliver to Buyer within thirty (30) days after receipt of the Proposed Final Closing Statement a notice (the “Dispute Notice”) setting forth Seller’s calculation of such amounts and describing in reasonable detail the basis for the determination of such different amounts. If Seller does not deliver a Dispute Notice to Buyer within such thirty (30) day period, the Proposed Final Closing Statement prepared and delivered by Buyer shall be deemed to be the final closing statement (the “Final Closing Statement”). The Parties shall use commercially reasonable efforts to resolve such differences within a period of thirty (30) days after Seller has given the Dispute Notice. If the Parties resolve such differences, the Proposed Final Closing Statement agreed to by the Parties shall be deemed to be the Final Closing Statement. If Buyer and Seller do not reach a final resolution on the Final Closing Statement within thirty (30) days after Seller has given the Dispute Notice, unless Buyer and Seller mutually agree to continue their efforts to resolve such differences, the Neutral Accountant shall resolve such differences, pursuant to an engagement agreement among Buyer, Seller and the Neutral Accountant (which Buyer and Seller agree to execute promptly), in the manner provided below. The Neutral Accountant shall only decide the specific items under dispute by the Parties (the “Disputed Items”), solely in accordance with the terms of this Agreement. Buyer and Seller shall each be entitled to make a presentation to the Neutral Accountant, pursuant to procedures to be agreed to among Buyer, Seller and the Neutral Accountant (or, if they cannot agree on such procedures, pursuant to procedures determined by the Neutral Accountant), regarding such Party’s determination of the amounts to be set forth on the Final Closing Statement; and the Parties shall use commercially reasonable efforts to cause the Neutral Accountant to resolve the differences between Buyer and Seller and determine the amounts to be set forth on the Final Closing Statement within twenty (20) days after the engagement of the Neutral Accountant. The Neutral Accountant’s determination shall be based solely on such presentations of the Parties (i.e., not on an independent review) and on the definitions and other terms included herein. The Closing Statement determined by the Neutral Accountant shall be deemed to be the Final Closing Statement. Such determination by the Neutral Accountant shall be conclusive, non-appealable and binding upon the Parties, absent fraud or manifest error, and shall be considered an arbitral award for all purposes. The fees and expenses of the Neutral Accountant will be borne in the same proportion as the aggregate dollar amount of the Disputed Items that are unsuccessfully disputed by each Party (as finally determined by the Neutral Accountant) bears to the aggregate dollar amount of all of the Disputed Items submitted to the Neutral Accountant. Nothing in this Section 2.6(b) shall be construed to authorize or permit the Neutral Accountant to: (i) determine any questions or matters whatsoever under or in connection with this Agreement except for the resolution of the Disputed Items; or (ii) resolve any such differences by making an adjustment to the Final Closing Statement that is outside of the range defined by amounts as finally proposed by Buyer and Seller.

(c) If the Closing Date Purchase Price as finally determined in accordance with Section 2.6(b) (the “Final Closing Date Purchase Price”) exceeds the Estimated Closing Date Purchase Price, then (i) Buyer shall, promptly, but no later than five (5) business days after the final determination thereof, pay such excess amount to Seller by wire transfer of immediately available funds to an account designated by Seller and (ii) Buyer and Seller shall promptly, but no later than five (5) business days after such final determination, deliver a joint written instruction to the Escrow Agent directing the Escrow Agent to release the balance of the Adjustment Escrow Amount to Seller.

14

(d) If the Closing Date Purchase Price as finally determined in accordance with Section 2.6(b) is less than the Estimated Closing Date Purchase Price, then Buyer and Seller shall promptly, but no later than five (5) business days after such final determination, deliver a joint written instruction to the Escrow Agent directing the Escrow Agent to pay from the Adjustment Escrow Amount the amount of such shortfall to Buyer, and any balance of the Adjustment Escrow Amount remaining after such payment to Buyer, to Seller. If such shortfall is greater than the Adjustment Escrow Amount, then Seller shall, promptly, but no later than five (5) business days after the final determination of the Final Closing Date Purchase Price, pay the remaining balance thereof to Buyer by wire transfer of immediately available funds to an account designated by Buyer.

(e) Any payments made pursuant to this Section 2.6shall be treated as an adjustment to the Closing Date Purchase Price by the Parties, except as otherwise required by any Legal Requirement.

2.7 Closing. Upon the terms and subject to the conditions of this Agreement, the closing of the transactions contemplated hereby (the “Closing”) will take place at the offices of Buyer on the third business day following the satisfaction or waiver of the conditions set forth in ARTICLE VI (other than those conditions that by their terms cannot be satisfied until the Closing, but subject to the fulfillment or waiver of such conditions at the Closing), or at such other place and time as the Parties shall mutually agree (including by means of electronic transmission of executed documents). The date of the Closing is herein called the “Closing Date.” The Closing will be deemed effective as of 11:59 p.m. prevailing Eastern time on the Closing Date.

2.8 Closing Deliveries.

(a) At the Closing, Seller will deliver or cause to be delivered to Buyer the following:

(i) the Bill of Sale, duly executed by Seller and AAH Holdings;

(ii) the consents, waivers, approvals, Orders and authorizations listed on Schedule 2.8(a)(ii), each in form and substance reasonably acceptable to Buyer;

(iii) a manager’s certificate, attaching (i) the Certificate of Formation of Seller and AAH Holdings, certified by the Delaware Secretary of State as of a recent date prior to the Closing Date, (ii) a true, correct and complete copy of all other Organizational Documents of Seller and AAH Holdings, and (iii) resolutions of Seller and AAH Holdings approved by its manager and its members authorizing the execution and delivery of, and the consummation of the transactions contemplated by, this Agreement and the Transaction Documents to which Seller and AAH Holdings is a party;

(iv) a certificate executed by a manager of Assisi and AAH Holdings to the effect that the conditions specified in Section 6.2(a)-(d) have been satisfied;

(v) payoff letters directing payment of all the Closing Indebtedness;

(vi) evidence satisfactory to Buyer in its sole discretion that all Liens encumbering the Acquired Assets have been or will be terminated (other than Permitted Liens);

15

(vii) the Escrow Agreement, duly executed by Seller;

(viii) the Seller Non-competition Agreements, duly executed by Seller and each Principal Member;

(ix) the Transition Services Agreement, duly executed by Seller;

(x) Intentionally omitted;

(xi) the IP Assignments, duly executed by Seller or AAH Holdings, as applicable;

(xii) Invention and Intellectual Property Assignment Agreements in a form acceptable to Buyer, executed by each current and former employee and contractor of Seller or its Affiliates (the “Invention Assignment Contracts”) who has contributed to the conception, reduction to practice, creation, authorship or development of any Business Intellectual Property Rights who has not previously signed and delivered a similar Invention and Intellectual Property Assignment Agreement to Seller and/or AAH Holdings, pursuant to which such party (i) assigns to Seller its/his/her right, title and interest in and to such Business Intellectual Property Rights relating to or in the scope of such Person’s employment by or engagement with Seller or its Affiliate as set forth in the Invention Assignment Contracts, and (ii) waives (subject to limitations of applicable Legal Requirements) any unassignable rights such as moral rights that he, she or it may possess in the Business Intellectual Property Rights as set forth in the Invention Assignment Contracts; and

(xiii) any other certificates, documents or instruments reasonably required by Buyer to be delivered at Closing pursuant to this Agreement.

(b) At the Closing, Buyer will deliver or cause to be delivered the following:

(i) the payments stated in Section 2.5(b);

(ii) the Warrant, duly executed by Buyer Parent;

(iii) the Bill of Sale, duly executed by Buyer;

(iv) the Escrow Agreement, duly executed by Buyer;

(v) the Seller Non-competition Agreements, duly executed by Buyer;

(vi) the Transition Services Agreement, duly executed by Buyer; and

(vii) a certificate of an officer of Buyer, dated the Closing Date, to the effect that the conditions specified in Section 6.3(a) and (b) have been satisfied.

2.9 Withholding. Buyer, Seller or their respective Affiliates may deduct and withhold from the consideration payable in connection with the transactions contemplated by this Agreement or any other Transaction Document such amounts as Buyer, Seller or any of their respective Affiliates or agents, as applicable, is required to deduct and withhold with respect to the making of such payment under any Legal Requirement related to Taxes. Any amounts deducted and withheld in accordance with this Section 2.9 will be treated for all purposes of this Agreement and any other Transaction Document, as applicable, as having been paid to the Person in respect of which such deduction and withholding was made.

16

2.10 Transition Cooperation. The Parties acknowledge that may be a period of transition after the Closing Date to implement fully the transfer of Acquired Assets and Assumed Liabilities. Accordingly, after the Closing Date and for a three-month period thereafter, the parties agree to cooperate in transferring the Acquired Assets (e.g., providing proof of payment, bank statements, insurance company and vendor statements, and invoices relating to the Acquired Assets and/or Assumed Liabilities). Nothing in this subsection shall be used to limit, expand or otherwise interpret the provisions of this ARTICLE II. Upon reasonable advance notice, Buyer will permit Seller and its representatives to examine the books and records related to the pre-Closing period transferred pursuant to Section 2.1(j) as may be deemed necessary for an appropriate business purpose and as mutually agreed upon by Seller and Buyer.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF SELLER

AND PRINCIPAL MEMBERS

The Selling Parties hereby jointly and severally represent and warrant to the Buyer Parties as follows and, unless the context otherwise requires, each reference to “Seller” in this ARTICLE III will also refer to each of Seller’s Subsidiaries (including AAH Holdings):

3.1 Organization. Seller is a limited liability company duly organized, validly existing and in good standing under the Legal Requirements of the State of Delaware and has all requisite limited liability company power and authority to own and lease the Acquired Assets and to operate and carry on the Business as presently conducted. Seller is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where the nature of the Business or the ownership of the Acquired Assets makes such qualification necessary, except where the failure to be so qualified and in good standing would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

3.2 Ownership. Schedule 3.2 set forth all owners of outstanding membership interests of Seller, including the number and percentage membership interest of each owner. There are no outstanding subscriptions, options, warrants, calls, contracts, demands, commitments, convertible securities or other agreements or arrangements of any character or nature under which any Seller is obligated to issue any securities of any kind representing an Equity Interest in Seller.

3.3 Authority, Validity and Enforceability. Seller and each Principal Member has all requisite power and authority or capacity, as applicable, to execute and deliver this Agreement and the other Transaction Documents, and to consummate the Contemplated Transactions. The execution and delivery of this Agreement and the other Transaction Documents and the consummation of the Contemplated Transactions have been duly authorized by all necessary action on the part of Seller and each Principal Member, and no other proceeding (including by their respective direct or indirect equityholders) on the part of Seller or each Principal Member is necessary to authorize Seller’s or such Principal Member’s execution of this Agreement or Seller’s or such principal Member’s consummation of the Contemplated Transactions. This Agreement has been duly and validly executed and delivered by Seller and each Principal Member and, assuming the due authorization, execution and delivery of this Agreement by Buyer, constitutes a valid, legal and binding agreement of Seller and such Principal Member, enforceable against Seller and such Principal Member in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity) (the “General Enforceability Exceptions”)

17

3.4 No Subsidiaries. Except for AAH Holdings, which is a Delaware limited liability company and a wholly owned subsidiary of Seller, Seller has no Subsidiaries, and Seller is not a participant in any joint venture, partnership, or similar arrangement.

3.5 No Conflict. Subject to and assuming receipt of those notices, filings and approvals set forth on Schedule3.6, neither the execution of this Agreement or the other Transaction Documents by Seller, nor the performance by Seller of its obligations under any Transaction Document will (a) violate or conflict with any Legal Requirement applicable to such Party or by which such Party’s properties or assets are bound, (b) contravene any provision contained in the Organizational Documents of Seller, (c) conflict with, violate or result in a breach (with or without the lapse of time, the giving of notice or both) of, or constitute a default (with or without the lapse of time, the giving of notice or both) or result in the creation of any Lien under (i) any Contract or (ii) any Legal Requirement or other restriction of any Governmental Authority to which Seller is bound or to which the Seller or any of its assets or properties are subject, or (d) result in the acceleration of, or permit any Person to terminate, modify, cancel, accelerate or declare due and payable prior to its stated maturity, any material obligation of Seller.

3.6 Consents. No notice to, filing with, or authorization, registration, consent or approval of any Person or any Governmental Authority is necessary for the execution, delivery or performance of this Agreement or the other Transaction Documents to which Seller or any Principal Member is a party or the consummation of the Contemplated Transactions by Seller or the Principal Members, except for notices, filings and approvals set forth on Schedule3.6.

3.7 Financial Statements; Undisclosed Liabilities.

(a) Schedule 3.7 sets forth true and complete copies of (i) the unaudited balance sheets and statements of profit and loss of Seller as of and for the fiscal years ended December 31, 2021 and 2020 (the “Annual Financial Statements”), and (ii) the unaudited balance sheet and statement of profit and loss of Seller as of March 31, 2022 and for the three-month period then ended (the “Interim Financial Statements,” and collectively with the Annual Financial Statements, the “Financial Statements”). The Financial Statements (i) have been prepared, in all material respects, in accordance with United States generally accepted accounting principles as in effect from time to time (“GAAP”) or on a Modified Tax Basis applied on a consistent basis throughout the periods covered thereby, except for the absence of footnotes and subject to normal year-end adjustments, which adjustments shall not be material individually or in the aggregate, and (ii) fairly present, in all material respects, the consolidated financial position of Seller as of the dates thereof and the results of operations and changes in cash flows for the periods then ended (subject to, in the case of the Interim Financial Statements, the absence of footnotes and normal year-end adjustments, which adjustments shall not be material individually or in the aggregate). The Financial Statements have been prepared from, and are in accordance with, the books and records of Seller.

(b) Except as set forth on Schedule 3.7, Seller, with respect to the Business, has no Liabilities, except (i) Liabilities that are fully accrued, reserved against or reflected in the balance sheet included in the Interim Financial Statements (or disclosed in the notes thereto), all such reserves having been established consistently with past practices of the Seller, (ii) Liabilities that have arisen since the date of the balance sheet included in the Interim Financial Statements and that were incurred in the ordinary course of business consistent with past practice (the “Ordinary Course of Business”) and which are not material in amount or (iii) Liabilities incurred in connection with this Agreement and the transactions contemplated hereby.

3.8 Intentionally Omitted.

18

3.9 Absence of Certain Developments. Since December 31, 2020 through the Effective Date, (a) there has not been any Material Adverse Effect, and (b) Seller has conducted the Business in the Ordinary and Course of Business. There will not occur any action or event that, had it occurred after the Effective Date and prior to the Closing, would have required the written consent of Buyer under Section 5.2.

3.10 Compliance with Laws; Governmental Authorizations; Licenses.

(a) Seller is and has been in compliance with all applicable Legal Requirements in all material respects. Seller has not received any notice regarding any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement applicable to the Business or the Acquired Assets.

(b) Seller has, and is in compliance in all material respects with, all Permits that are necessary to operate the Business as presently conducted, and has made available all such Permits to Buyer. All such Permits are in full force and effect and no fees or charges required to be paid with respect to such Permits are outstanding. Seller is not, and has not been since the date of issuance of the Permits, in default or violation of any such Permit.

(c) Since its inception, Seller, directly or indirectly through any representative or other Person acting on behalf of Seller (including any distributor, agent, or sales intermediary), has not (i) taken any action in violation of any applicable Anti-corruption Laws or (ii) paid, offered, promised to pay, or authorized the payment of, any monies or any other thing of value to any Government Official (including employees of government-owned or –controlled entities or partially government-owned or -controlled entities), any political party or candidate for political office or to any other Person (collectively, a “Proscribed Recipient”): (A) for the purpose of (1) influencing any act, omission or decision of such Proscribed Recipient, (2) inducing such Proscribed Recipient to do or omit to do any act in violation of the lawful duty of such Proscribed Recipient, or to use his, her or its influence with a Governmental Authority to affect or influence any act or decision of such Governmental Authority, (3) assisting Seller or any of its representatives in obtaining or retaining business for or with, or directing business to, any Person in violation of any applicable Anti-corruption Laws, (4) securing any advantage in violation of any applicable Anti-corruption Laws, or (5) inducing such Proscribed Recipient to influence or affect any act or decision of any Governmental Authority in violation of any applicable Anti-corruption Laws, or (B) in a manner which would constitute or have the purpose or effect of public or commercial bribery, acceptance of, or acquiescence in extortion, kickbacks or other unlawful or improper means of obtaining or retaining business or any improper advantage. Neither Seller, any Principal Member, nor to Seller’s Knowledge, none of Seller’s employees or consultants has been convicted of violating any Anti-corruption Laws or, to Seller’s Knowledge, subjected to any investigation or proceeding by a Governmental Authority for, in each case, potential corruption, fraud or violation of any applicable Anti-corruption Laws.

3.11 Litigation. There are no Actions or Orders pending or, to Seller’s Knowledge, threatened, and since December 31, 2020, there have been no Actions or Orders against any Principal Member, Seller or an officer, manager or employee of Seller (a) relating to the Business or the Acquired Assets or (b) seeking to enjoin, condition or delay the transactions contemplated under any of the Transaction Documents. None of Seller, any Principal Member or the Business is, as of the Effective Date, a party to any Action or, to Seller’s Knowledge, threatened Action that would reasonably be expected to affect, prohibit, condition or delay the consummation of the Contemplated Transactions.

19

3.12 Real Property; Personal Property.

(a) Owned Real Property. Seller does not own any real property nor is Seller contractually obligated to purchase any real property.

(b) Personal Property. Except as set forth on Schedule 3.12(b), Seller has good and valid title or, in the case of leased assets, a valid leasehold interest or lease agreement, free and clear of all Liens, to all of the material tangible and intangible personal property and assets used by Seller in the conduct of the Business except for properties and assets disposed of in the Ordinary Course of Business since the date of the balance sheet included in the Interim Financial Statements. Seller owns or has the exclusive right to use all of the tangible personal properties and assets necessary for the operation of Seller or the conduct of the Business as conducted in the twelve (12) months prior to the date hereof and all such tangible person property is in the possession or control of Seller. All of the tangible personal property used by Seller in the conduct of the Business is (subject to ordinary wear and tear): (i) in good repair, (ii) in good operating condition and (iii) suitable for immediate use in the Ordinary Course of Business. All items of tangible personal property have been maintained in accordance with normal industry practice.

3.13 Taxes.

(a) Except as set forth on Schedule 3.13(a), all Tax Returns required to be filed on or before the Effective Date by Seller, including any Tax Returns required to be filed as a result of Seller’s ownership of the Acquired Assets, have been, and all Tax Returns required to be filed after the Effective Date and before the Closing Date will be, filed within the time and in the manner prescribed by applicable Legal Requirements. All such Tax Returns are true, correct and complete, and all Taxes owed or required to be paid by Seller or with respect to the Acquired Assets (whether or not shown or required to be shown on such Tax Returns) have been paid or remitted by Seller. Seller has filed Tax Returns in all jurisdictions where it is required to file Tax Returns and has not received notice of any claim by any Taxing Authority in any other jurisdiction where Seller does not file Tax Returns that Seller or any Acquired Assets are or may be subject to Taxes in that jurisdiction.

(b) There are no Liens with respect to Taxes upon any of the Acquired Assets, other than with respect to Permitted Liens.

(c) No audit or administrative or judicial Tax Action is pending or is currently being conducted with respect to Seller or the Acquired Assets.

(d) Seller is not, and has not been (i) a member of any affiliated group filing or required to file a consolidated, combined, or unitary Tax Return or (ii) a party to or bound by, nor do they have or have they ever had any obligation under, any Tax sharing agreement or similar contract or arrangement. Seller does not have any Liability for the Taxes of any Person (other than Seller) under Treasury Regulation Section 1.1502-6 (or any corresponding provision of state, local or foreign Tax law), as a transferee or successor, by contract, or otherwise.

(e) Seller has delivered to Buyer true, complete and correct copies of all Tax Returns, Tax audit reports, and statements of deficiencies for each of the last three Taxable years filed by or issued to or with respect to Seller and the Acquired Assets (or, insofar as such items relate to Seller, by or to any affiliated, consolidated, combined, or unitary group of which Seller was then a member). Schedule 3.13(e) lists all of the jurisdictions (foreign and domestic) in which any Tax is properly payable by any Seller or with respect to the Acquired Assets under applicable Legal Requirements. No written rulings or agreements in respect of any Tax are pending or have been issued by or entered into with any relevant Taxing Authority with respect to Seller or any Acquired Assets.

20

(f) Seller has elected to be treated as a partnership for U.S. federal income tax purposes, and such election is effective for all Taxable periods of Seller thereafter up to and including the Closing Date.

3.14 Environmental Matters. At all times Seller and the Business have been in compliance with all applicable Environmental Laws and Environmental Permits, have maintained all material Environmental Permits required by applicable Environmental Laws for the operation of the Business, and have timely applied for and obtained the renewal of all such Environmental Permits. Seller has not received (i) any notice from any Governmental Authority regarding any actual or alleged violation of Environmental Laws, or any Liabilities or potential Liabilities for personal injury, property damage or investigatory or cleanup obligations arising under Environmental Laws (including in connection with the disposal of or arrangement for disposal of any Hazardous Substance), in either case which is pending or unresolved or (ii) received notice under the citizen suit provisions of any Environmental Law. There has been no release of any Hazardous Substance on any properties formerly or currently owned, leased or used by Seller that requires investigation, corrective action, cleanup or remediation by, or that has given rise to or would give rise to any Liability of, Seller under any applicable Environmental Laws. Seller has made available to Buyer all environmental assessments, and audits, and all other material environmental, health and safety documents, in the possession, custody or control of Seller or any Principal Member.

3.15 Employee Matters

. (i) Seller is not bound by any collective bargaining agreement with respect to any Employee, (ii) there is no labor strike, work stoppage or lockout pending or, to Seller’s Knowledge, threatened against or by Seller and during the past three years there has been no such action, (iii) no union organization campaign is in progress with respect to any Employee, (iv) to Seller’s Knowledge, there is no unfair labor practice charge or complaint pending or threatened against Seller before the National Labor Relations Board, and (v) there is no pending employment Action before any state or federal court, arbitrator, Equal Employment Opportunity Commission, U.S. Department of Labor or any other applicable Governmental Authority (or, to Seller’s Knowledge, threat of any such Action). Seller is in compliance with all applicable Legal Requirements pertaining to employment, employment practices, employment eligibility verification and the employment of labor. Schedule 3.15 sets forth a complete and correct list of each Transferred Employee selected by Buyer for potential hiring in conjunction with or following the Closing, and with respect to each such Employee, his or her (i) name; (ii) employer; (iii) title; (iv) location; (v) date of hire and years of service with Seller; (vi) exempt/non-exempt status; (vii) employment status (i.e., whether full-time, part-time, temporary, etc.); (viii) active/inactive status (and type of leave, if applicable); (ix) accrued but unused paid time off; (x) base compensation or hourly wage rate, commission/bonus and total compensation for 2020 and 2021; and (xi) current annual base salary or hourly wage rate and commission/bonus paid to date. Seller has not increased the total compensation to be paid to any Employee since January 1, 2020, except for the increases set forth on Schedule 3.15. All individuals who perform services for Seller has been classified correctly, in accordance with the terms of each Employee Plan and ERISA, the Code, the Fair Labor Standards Act and all other applicable Legal Requirements, as employees (including as to overtime exempt or non-exempt), independent contractors or leased employees.

3.16 Employee Benefit Plans.

(a) Buyer shall not have any Liability after the Closing under any:

(i) employee benefit plan, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), maintained or contributed to by Seller or any of its Affiliates for any of its employees, former employees or managers (or their respective beneficiaries), including without limitation any group insurance or self-insured health plan, severance pay plan, non-qualified deferred compensation plan or retirement plan intended to be qualified under Code Section 401(a) (collectively, the “ERISA Plans”);

21

(ii) trust fund maintained by Seller in connection with any such ERISA Plan;

(iii) “cafeteria plan” (“125 Plan”) governed by Code Section 125; or

(iv) other plan providing compensation, benefits or perquisites to any employees, former employees, managers, officers or directors (or their respective beneficiaries) of Seller, including without limitation any incentive, bonus, stock option, restricted stock, vacation pay or sick pay plan, in each case whether or not reduced to writing and whether funded or unfunded.

(b) Except as set forth on Schedule 3.16(b), Seller maintains no group life insurance or health benefit coverage for former employees or managers, other than group life insurance or health benefit coverage mandated by Legal Requirements. Seller has timely complied with all of its “COBRA” obligations under ERISA Section 602 and Code Section 4980B; its obligations under the Uniformed Services Employment and Reemployment Rights Act of 1994, as amended; its obligations under the Family and Medical Leave Act of 1993, as amended; and its respective obligations under applicable state insurance Legal Requirements, in each case with respect to any group life insurance and health benefit continuation coverage to be provided by those of its ERISA Plans and any 125 Plan that provide such benefits.

(c) Each Employee Plan has been maintained, operated, and administered in compliance with its terms and any related documents or agreements and all applicable Legal Requirements. All Employee Plans are sponsored by Seller. No Employee Plan is maintained outside of the United States.

(d) Neither Seller nor any other member of the Controlled Group currently has, and at no time in the past has had, an obligation to contribute to a “defined benefit plan” as defined in Section 3(35) of ERISA, a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code, a “multiemployer plan” as defined in Section 3(37) of ERISA or Section 414(f) of the Code or a “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code or a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA.

3.17 Intellectual Property Rights.

(a) Schedule 3.17(a) sets forth a true, correct and complete list (with title or mark, owner, country, registration and application numbers, dates indicated and inventors, as applicable) of all Owned Intellectual Property that has been issued or registered to, or is the subject of a pending application by, the Seller or its Affiliates. All fees associated with maintaining any such Owned Intellectual Property registrations have been paid in full in a timely manner to the proper Governmental Authority. There are no materials, information, facts, or circumstances that would render any such Owned Intellectual Property registrations invalid or unenforceable, or that would materially affect any pending application for any Owned Intellectual Property registrations.

(b) The Business Intellectual Property Rights consist of the Owned Intellectual Property and the Licensed Intellectual Property, which comprises all of the Intellectual Property Rights necessary for the Business as of the Effective Date and as of the Closing Date. Except as set forth in Schedule 3.17(b), no Person who has licensed to Seller any Licensed Intellectual Property has ownership or any exclusive rights to any improvements, derivative works and other modifications made by Seller. After giving effect to the transactions contemplated by this Agreement, no Affiliate or current or former partner, director, manager, stockholder, officer, employee or contractor of Seller or any of its Affiliates will own or retain any rights, title or interest in any Business Intellectual Property Rights. Seller is the sole and exclusive legal and beneficial owner of all right, title and interest in and to the Owned Intellectual Property, and has the valid and enforceable right to use all Licensed Intellectual Property used in or necessary for the conduct of the Business as currently conducted, in each case, free and clear of Encumbrances.

22

(c) The operation of the Business, as currently conducted, does not, and Buyer’s continued operation of the Business, as currently conducted by Seller, will not, infringe, misappropriate, dilute or otherwise violate or conflict with any Intellectual Property Rights of any Person, otherwise violate any rights of any Person (including any right to privacy or publicity), or constitute unfair competition or deceptive trade practices or other violation of Legal Requirements. Neither Seller nor any of its Affiliates have received any notice from any Person (i) alleging any of the foregoing; (ii) claiming that Seller or any of its Affiliates must license from any Person or refrain from using any Intellectual Property Rights or offering Seller or any of its Affiliates to take a license to avoid any potential claim or disruption; or (iii) challenging the validity, enforceability, patentability, registerability, or Seller’s or its Affiliates’ scope or ownership of any of the Business Intellectual Property Rights. To Seller’s Knowledge, no Person has infringed, misappropriated, otherwise violated or conflicted with, or is suspected by Seller or any of its Affiliates to be infringing, misappropriating, otherwise violating or conflicting with, any Business Intellectual Property Rights. Prior to the Closing, Seller, and immediately after the Closing, Buyer, is not obligated to pay any royalties or similar payments to third parties with respect to the marketing, sale, distribution, manufacture, license or use of the Acquired Assets.

(d) Except as set forth in Schedule 3.17(d), Seller and its Affiliates have taken all commercially reasonable steps to protect and maintain all Business Intellectual Property Rights and to preserve the confidentiality of any trade secrets comprised in Business Intellectual Property Rights and any of their confidential information, in each case in accordance with best industry practices. All disclosures by Seller or its Affiliates of their trade secrets or confidential information have been made pursuant to a written Contract that provides reasonable protection for such confidential information and trade secrets. Neither Seller nor any Principal Member shall retain any trade secret of the Business or any written or tangible description of any trade secret of the Business.

(e) No current or former employee of Seller or any of its Affiliates, consultants or contractors has any valid claim of ownership, in whole or in part, to any Business Intellectual Property Rights or derivative works thereof, or has asserted any such claim of ownership or right. Each current and former employee and contractor of Seller or its Affiliates who has contributed to the conception, reduction to practice, creation, authorship or development of any Business Intellectual Property Rights is a party to a valid, enforceable and legally binding Contract (i) assigning to Seller or its Affiliate all right, title and interest in and to such Business Intellectual Property Rights relating to or in the scope of such Person’s employment by or engagement with Seller or its Affiliate, and (ii) waiving (subject to limitations of applicable Legal Requirements) any unassignable rights such as moral rights that they may possess in the Business Intellectual Property Rights.

(f) Seller has commercially reasonable security measures and policies in place to protect confidential information, Personal Data and proprietary information, including trade secrets, software, databases, systems, networks and Internet sites, held by it from unlawful or unauthorized access, use, modification or disclosure by any Person, and Seller is in compliance with such measures and policies. To Seller’s Knowledge, no Person has gained unauthorized access to or made any unauthorized use of any confidential information pertaining to Business Intellectual Property Rights, Personal Data or proprietary information maintained by Seller. At Closing, Seller shall deliver to Buyer a copy of all Source Code of all Software, and thereafter neither Seller nor any member of the Seller shall have any copy of the Source Code and object code or any portions thereof, and the members of Seller and Seller shall have destroyed the same. No Person other than Seller has a copy of such Source Code or object code.

23

(g) None of the Software is subject to any “copyleft” or other obligation or condition (including any obligation or condition under any “open source” license such as the GNU Public License, Lesser GNU Public License or Mozilla Public License) that: (i) requires or could reasonably be expected to require the disclosure, licensing or distribution of any Source Code for any portion of Software; (ii) conditions or could reasonably be expected to condition the use or distribution of the Software; or (iii) otherwise imposes or could reasonably be expected to impose any material limitation, restriction or condition on the right or ability of Buyer or the Business to use or distribute any Software.

(h) Seller has provided Buyer with true and complete copies (or in the case of any oral agreements, a complete and correct written description) of all Contracts related to Business Intellectual Property Rights, including all modifications, amendments and supplements thereto and waivers thereunder. Each such Contract is valid and binding on Seller in accordance with its terms, is in full force and effect, and is assignable without restrictions from Seller to Buyer. Neither Seller nor, to Seller’s Knowledge, any other party thereto is, or is alleged to be, in breach of or default under, or has provided or received any notice of breach of, default under, or intention to terminate (including by non-renewal), any such Contract nor will any breach or default or right terminate arise by virtue of an assignment of any Business Intellectual Property Rights to Buyer.

(i) Except as set forth in Schedule 3.17(i), no government funding or facilities of any educational institution or research center were used in the development of any Business Intellectual Property Rights. Seller has not obtained any U.S. government grant funding to date and is not subject to any domestic manufacturing requirement and is free to manufacture any goods in any country for the Business.

3.18 Material Contracts.

(a) Schedule 3.18 sets forth all Contracts in effect of the type described below as of the date hereof (all such Contracts of the type described below, the “Material Contracts”):

(i) partnership, joint venture, or other similar contract or arrangement, or any contract relating to the acquisition or disposition of any business or assets (whether by merger, sale of stock, sale of assets, or otherwise);

(ii) contract for the employment of any officer, individual employee or other person on a full time, part time, consulting or other basis (other than at-will agreements that are cancellable without severance or penalty at any time);

(iii) agreement or indenture relating to Indebtedness or otherwise placing a Lien on any of the Acquired Assets;

(iv) lease or agreement under which Seller is lessee of or holds or operates any property (other than real property) owned by any other party, except for any lease or agreement under which the aggregate annual rental payments do not exceed $25,000 and the term of which does not extend beyond twelve (12) months after the Closing;

(v) lease or agreement under which Seller is lessor of or permits any third party to hold or operate any property (other than real property) owned or controlled by Seller, except for any lease or agreement under which the aggregate annual rental payments do not exceed $25,000 and the term of which does not extend beyond twelve (12) months after the Closing;

24

(vi) contracts (other than standard purchase orders) with Seller’s suppliers listed on Schedule 3.21(b);

(vii) research agreements;

(viii) contracts with third party distributors of Seller’s Products;

(ix) agreement, contract or commitment concerning non-competition, non-solicitation or non-disparagement, including any contract containing covenants that in any way purport limit the ability of Seller to engage in any line of business or to compete with any Person;

(x) collective bargaining agreement, labor contract or other written agreement, arrangement with any labor union or any employee organization;

(xi) contract with customers pursuant to which Seller is obligated to deliver more than $25,000 of Products or services after the date hereof;

(xii) contract with any Governmental Authority;

(xiii) contract that involved or involves performance of services or delivery of goods or materials by Seller during the twelve months preceding or following the date of this Agreement of an amount or value in excess of $25,000 (other than purchase orders in the Ordinary Course of Business);

(xiv) contract that was not entered into in the Ordinary Course of Business and that involved or involves expenditures or receipts of Seller during the twelve months preceding or following the date of this Agreement in excess of $25,000;

(xv) contract for the furnishing or receipt of services, the performance of which will extend over a period of more than one (1) year from the date of this Agreement;

(xvi) contract that provides for the payment or potential payment of any severance, retention, bonus, change in control or similar compensation;

25

(xvii) contract under which Seller has advanced or loaned any other Person amounts, other than advances for otherwise reimbursable business expenses in the Ordinary Course of Business;

(xviii) contract relating to any material indebtedness or otherwise placing a Lien on any of the Acquired Assets;

(xix) contract (however named) involving a sharing of profits, losses, costs or liabilities by Seller with any other Person;

(xx) contract for capital expenditures in excess of $25,000;

(xxi) written guaranty and/or other similar undertaking with respect to contractual performance of third parties extended by Seller; and

(xxii) contract entered into other than in the Ordinary Course of Business or that is material to Seller or the Business as a whole that is not otherwise required to be listed on Schedule 3.18.

(b) Each Material Contract is in full force and effect and is a valid and binding agreement of Seller, and assuming such Material Contract is binding and enforceable against the other parties thereto, is enforceable in accordance with its terms (subject to the General Enforceability Exceptions). Seller is not and, to Seller’s Knowledge, each of the other parties thereto are not, in default or breach under, any of such Material Contracts and no event has occurred which, with or without notice or lapse of time, or both, would constitute such a default or breach. No party to any Material Contract has delivered written notice of termination and, to Seller’s Knowledge, no party has threatened to exercise any termination rights with respect to any Material Contracts. True, correct and complete copies of the Material Contracts, including all amendments, schedules, exhibits and other attachments thereto, have been made available to Buyer.

3.19 Insurance. Schedule 3.19 contains a complete and correct list of all policies of fire, liability, workers’ compensation, property, casualty and other forms of insurance owned or held by Seller or otherwise held for the benefit of the Business as of the Effective Date. All such policies are in full force and effect. Such policies are in amounts that are customary, adequate and suitable in relation to Business, assets and Liabilities, and all premiums have been paid in full.

3.20 Title to Assets. Except as set forth in Schedule 3.20, Seller has good and marketable title to all of the Acquired Assets (including those reflected on the most recent balance sheet included in the Financial Statements, but excluding any such tangible assets and properties sold, consumed, or otherwise disposed of in the ordinary course of business since the date of the most recent balance sheet included in the Interim Financial Statements), free and clear of all Liens, except for Permitted Liens. The operations of the Business are conducted solely by Seller and not through any other Person. Assuming a sufficient number of Employees or suitable replacements thereof operate the Business after the Closing, the Acquired Assets are sufficient in all material respects for the continued conduct of the Business after the Closing in substantially the same manner as conducted immediately prior to the Closing and constitute all of the rights, property and assets used, or intended to be used in the Business and necessary to conduct the Business as currently conducted.

3.21 Customers and Suppliers.

(a) Schedule 3.21(a) sets forth a list of Seller’s customers accounting for more than 1% of the aggregate revenue of Seller for the calendar year ending December 31, 2021 and the aggregate revenue of Seller associated with each such customer during such period. Except as set forth on Schedule 3.21, since December 31, 2021, no such customer has delivered to Seller written notice, and to the Knowledge of Seller, there is no reason to believe that (i) any customer intends to terminate or materially reduce its relationship with Seller, (ii) any customer has disputed pricing terms or conditions (other than disputes in the ordinary course of business), (iii) any customer has disclosed a material change in the volume of goods or services to be delivered or (iv) any customer will reduce prices it pays, change its purchasing methodology or otherwise take any action or omit to take any action that would have a Materially Adverse Effect.

(b) Schedule 3.21(b) sets forth a list of Seller’s top ten (10) suppliers based on the Seller’s aggregate expenditures for the calendar year ending December 31, 2021 and the aggregate expenditures associated with each such supplier during such period. Except as set forth on Schedule 3.21(b), since December 31, 2021, no such supplier has delivered to Seller written notice of cancellation or termination of, or otherwise threatened in writing, and, to the Knowledge of Seller, there is no reason to believe that, that Seller supplier (i) intends to cease to supply goods or services to Seller or to otherwise terminate or materially reduce its relationship with Seller, (ii) intends to discontinue, modify or substitute any services, software, goods or products (or component thereof) material to carry out the business of Seller as currently conducted, (iii) intends to change or otherwise modify its pricing terms in any material respect or (iv) intends to increase prices it charges or otherwise take any action or omit to take any action that would have a Materially Adverse Effect.

26

3.22 Affiliate Transactions. Schedule 3.22 sets forth (a) all existing arrangements or relationships between Seller and any of its Affiliates or representatives (other than an Employee Plan) and (b) any property or right, tangible or intangible, which is owned by an Affiliate or representative of Seller and used in the operation of the Business (collectively, “Affiliate Transactions”).

3.23 Brokers. No Person is or will be entitled to a broker’s, finder’s, investment banker’s, financial adviser’s or similar fee from Seller or any of its Affiliates in connection with this Agreement or any of the Contemplated Transactions.

3.24 Product Liability Claims. Seller has received no claims, or incurred any uninsured or insured Liability, for or based upon breach of product warranty (other than warranty service and repair claims in the ordinary course of business not material in any amount or significance), strict Liability in tort, negligent manufacture of product, negligent provision of services or any other allegation of Liability, including or resulting in, but not limited to, product recalls, arising from the materials, design, testing, manufacturing, packaging, labeling (including instructions for use), installing, servicing or selling of Business products or from the provision of its services (hereafter collectively referred to as a “Product Liability”). To the Seller’s Knowledge, there are no unasserted claims for, and no facts exist which could reasonably be expected to result in, a Product Liability.

3.25 Warranties. Seller’s standard form of warranty is set forth on Schedule 3.25. All products manufactured or sold, and all services provided by Seller prior to the Closing Date have complied, and remain in compliance, with all contractual requirements, warranties or covenants, express or implied, applicable thereto, and complied and remain in compliance with all applicable governmental or regulatory specifications therefor and applicable thereto at the time of manufacture or sale. Each of the products produced or sold or services provided by Seller (in the case of products, when produced and sold, and in the case of services, when provided): (i) complied with all then applicable Legal Requirements; and (ii) conformed to any written express or implied warranties, and will continue to comply until the expiration date of such warranties. Seller has not provided any oral warranties, promises or representations with respect to any Business product or service.

3.26 Securities Law.

(a) Investment Intent; Restrictions on Transfer. Seller understands that the Warrant and the Warrant Shares are “restricted securities” and have not been registered under the Securities Act or any applicable state securities law and Seller is acquiring the Warrant and, upon exercise of the Warrant, will acquire the Warrant Shares issuable upon exercise thereof, as principal for its own account and not with a view to, or for distributing or reselling such Buyer Securities or any part thereof in violation of the Securities Act or any applicable state securities laws. Seller does not presently have any agreement, plan or understanding, directly or indirectly, with any Person to distribute or effect any distribution of any of the Buyer Securities (or any securities which are derivatives thereof) to or through any person or entity, other than potential distributions the Principal Members and certain other members or holders of other interests of the Seller that qualify as “accredited investors” as defined in Rule 501(a) under the Securities Act (the “Proposed Assignees”). Seller agrees not to sell, assign, transfer or otherwise dispose of the Buyer Securities unless a registration statement relating thereto has been duly filed and become effective under the Securities Act, and applicable state or foreign securities laws, or unless in the opinion of counsel satisfactory to Buyer Parent no such registration is required under the circumstances. Each Seller Party acknowledges that the Warrant, and certificates evidencing the Warrant Shares shall bear any legend as required by the “blue sky” laws of any applicable state and a customary restricted stock legend.

27

(b) Seller Status. At the time that Seller was offered the Buyer Securities, Seller was, and at the date hereof Seller is an “accredited investor” as defined in Rule 501(a) under the Securities Act (an “Accredited Investor”). Any Proposed Assignee, as of the date that Seller proposed a transfer of Warrants to such Proposed Assignee, and of the date hereof each Proposed Assignee is, an Accredited Investor.

(c) General Solicitation. Seller is not purchasing the Buyer Securities as a result of any advertisement, article, notice or other communication regarding the Buyer Securities published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general advertisement or general solicitation.

(d) Experience of Seller. Seller, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Buyer Securities, and has so evaluated the merits and risks of such investment. Seller is able to bear the economic risk of an investment in the Buyer Securities and, at the present time, is able to afford a complete loss of such investment.

(e) Access to Information. Seller acknowledges that Seller has had the opportunity to review the reports, schedules, forms, statements and other documents required to be filed by it under the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, and has been afforded (i) the opportunity to ask such questions as Seller has deemed necessary of, and to receive answers from, representatives of the Buyer Parties concerning the Buyer Parties and the merits and risks of investing in the Buyer Securities; (ii) access to information about the Buyer Parent and its financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and (iii) the opportunity to obtain such additional information that Buyer Parent possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment.

(f) No Governmental Review. Seller understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Buyer Securities or the fairness or suitability of the investment in the Buyer Securities nor have such authorities passed upon or endorsed the merits of the offering of the Securities.

(g) Canadian Securities Matters. Seller acknowledges that the Warrant and the Warrant Shares, when issued, are being issued and sold by Buyer Parent pursuant to exemptions from the prospectus and registration requirements under applicable Canadian securities laws. Seller represents and warrants that (i) neither Seller nor any Proposed Assignee is a resident of Canada or a person or entity in Canada; (ii) the Warrant is not being, and the Warrant Shares will not be, acquired with a view to the distribution of any of these securities to a resident of Canada or a person or entity in Canada; and (iii) no resale of the Warrant or the Warrant Shares during the four (4) month “restricted period” following the date on which the Warrant is issued will be made to a resident of Canada or a person or entity in Canada. Seller acknowledges that Buyer Parent may impose a legend to such effect on any certificate representing Warrant Shares that is issued upon the exercise of the Warrant before the expiration of such four (4) month “restricted period.”

3.27 Disclosure. All disclosures provided to Buyer regarding Seller, the Business and the transactions contemplated hereby, including the Disclosure Schedules, furnished by or on behalf of Seller with respect to the representations and warranties made herein are true and correct with respect to such representations and warranties and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

28

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE BUYER PARTIES

The Buyer Parties represents and warrants to Seller as follows:

4.1 Organization. Buyer is a corporation duly incorporated, validly existing and in good standing under the Legal Requirements of the State of Delaware and has all requisite power and authority to own, lease and operate its property and assets and to carry on its business as presently conducted.

4.2 Authority, Validity and Enforceability. Buyer has all requisite corporate power and authority or capacity, as applicable, to execute, deliver and perform its respective obligations under this Agreement and the other Transaction Documents to which it is a party. The execution, delivery and performance of this Agreement and each of the Transaction Documents, and the consummation of the transactions contemplated hereby, have been duly authorized and approved by all required action of Buyer and Buyer Parent, as applicable. This Agreement and each of the other Transaction Documents have been duly executed and delivered by Buyer and Buyer Parent, as applicable, and, assuming due authorization, execution, delivery and performance by the Seller Parties, represent the legal, valid and binding obligation of Buyer enforceable against such Parties in accordance with its terms, subject to the General Enforceability Exceptions. No further action on the part of Buyer is or will be required in connection with the transactions contemplated by this Agreement or the other Transaction Documents, excepts as specified in the Warrant.

4.3 No Conflict. Neither the execution and delivery of this Agreement or any other Transaction Document, the consummation of the transactions contemplated under any Transaction Document, nor the fulfillment of and the performance by the Buyer Parties of their respective obligations hereunder or thereunder will (a) contravene any provision contained in the Buyer Parties’ Organizational Documents, (b) conflict with, violate or result in a breach (with or without the lapse of time, the giving of notice or both) of, or constitute a default (with or without the lapse of time, the giving of notice or both) or result in the creation of any Lien under (i) any material Contract or (ii) assuming satisfaction of the requirements set forth in Section 4.4, any Legal Requirement or other restriction of any Governmental Authority to which either Buyer Party is bound or to which the Buyer Parties’ assets or properties are subject or (c) result in the acceleration of, or permit any Person to terminate, modify, cancel, accelerate or declare due and payable prior to its stated maturity, any material obligation of with Buyer Party, which, in the case of clauses (b) and (c) would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of such Buyer Party to perform its obligations under this Agreement or to consummate the transactions contemplated by the Transaction Documents.

4.4 Consents. Except for a Supplemental Listing Application required to be filed with NYSE American stock exchange related to the Warrant Shares, no notice to, filing with, or authorization, registration, consent or approval of any Governmental Authority is necessary for the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated by the Transaction Documents by the Buyer Parties, except for those the failure of which to make or obtain would not individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Buyer Parties to perform their respective obligations under this Agreement or to consummate the Contemplated Transactions.

29

4.5 Issuance of the Securities. The Warrants have been duly authorized and, when issued in accordance with the terms of the Transaction Documents, will be duly and validly issued, free and clear of all Liens, other than restrictions on transfer provided for in the Transaction Documents or imposed by applicable securities laws, and shall not be subject to preemptive or similar rights of shareholders. The Warrant Shares issuable upon exercise of the Warrants have been duly authorized and, when issued and paid for in accordance with the terms of the Transaction Documents and the Warrants, will be duly and validly issued, fully paid and nonassessable, free and clear of all Liens, other than restrictions on transfer provided for in the Transaction Documents or imposed by applicable securities laws, and shall not be subject to preemptive or similar rights of shareholders. Assuming the accuracy of the representations and warranties of Seller in this Agreement, the Warrant and the Warrant Shares will be issued in compliance with applicable federal and state securities laws and Canadian securities laws.

4.6 Brokers. No Person is or will be entitled to a broker’s, finder’s, investment banker’s, financial adviser’s or similar fee from Buyer in connection with this Agreement or any of the transactions contemplated hereby.

ARTICLE V.

COVENANTS AND AGREEMENTS

5.1 Access and Information.

(a) From the Effective Date until the Closing or, if earlier, the termination of this Agreement in accordance with its terms, Buyer will be entitled to access the properties, business and operations of Seller and the Business (including access to the personnel, counsel, accountants, consultants and representatives thereof) and such examination of the books and records of Seller and the Business as Buyer may reasonably request, during normal business hours and upon reasonable advance notice, and, with Seller’s prior permission, Buyer may personally contact Employees, customers, suppliers and representatives selected by Buyer. Seller will cooperate with any such requests for access to the foregoing to the extent such access does not unreasonably interfere with the operations, activities and Employees of Seller.

(b) All information disclosed, whether before or after the Closing, pursuant to this Agreement or the other Transaction Documents or in connection with the transactions contemplated by any Transaction Document will be kept confidential by such Persons in accordance with and subject to the Confidentiality Agreement and will not be used by any Person, other than in connection with the transactions contemplated by this Agreement. The Parties agree that notwithstanding anything to the contrary contained in the Confidentiality Agreement, the Confidentiality Agreement will survive from the Effective Date, and only if the Closing occurs, the confidentiality obligations with respect to any Acquired Assets that constitute “confidential information” thereunder will terminate at the Closing.

5.2 Conduct of Business Prior to Closing. From the Effective Date until the Closing or, if earlier, the termination of this Agreement in accordance with its terms, except as (x) otherwise expressly provided herein, (y) expressly consented to in writing by Buyer, or (z) expressly required by applicable Legal Requirement, Seller and the Principal Member will, and will cause Seller’s affiliates, members, directors, managers, officers, employees, agents and representative to:

(a) (i) use its commercially reasonable efforts to preserve the present business operations, organization and goodwill of the Business and preserve present relationships with customers, suppliers and employees of the Business and (ii) conduct the Business in the Ordinary Course of Business;

30

(b) not take or permit any action that, if it had been taken or permitted prior to the Effective Date, would reasonably be expected to result in a breach of any representation or warranty made by the Seller Parties in this Agreement;

(c) not amend its Organizational Documents in any manner that would frustrate the transactions contemplated by this Agreement;

(d) not merge or consolidate with or otherwise acquire the Equity Interests of any other Person;

(e) not adopt a plan or complete or partial liquidation or authorize or undertake a dissolution, consolidation, restructuring, recapitalization or other reorganization;

(f) not sell, pledge, dispose of, transfer, lease, license, guarantee, encumber or authorize the sale, pledge, disposition, transfer, lease, license, guarantee or encumbrance of any assets, other than any sale of inventory in the Ordinary Course of the Business;

(g) not pledge, dispose of, transfer, lease, license, guarantee, encumber or authorize the sale, pledge, disposition, transfer, lease, license, guarantee or encumber any Equity Interests in Seller or AAH Holdings, or issue any subscriptions, options, warrants, calls, contracts, demands, commitments, or convertible securities under which Seller or AAH Holdings is obligated to issue any Equity Interests of Seller or AAH Holdings.

(h) not take any action that would reasonably be expected to materially increase Taxes with respect to the Business or the Acquired Assets for any taxable period beginning after the Closing Date or the portion of any Straddle Period beginning the day after the Closing Date;

(i) not waive, release, compromise or settle any pending or threatened Action except for Actions with respect to which an insurer has the sole right to control the decision to settle; or

(j) agree, commit or offer to or fail to perform any action that results in or legally binds Seller or Seller’s Affiliates to do any of the foregoing referred to in clauses (a)-(i) of this Section 5.2.

5.3 Commercially Reasonable Efforts; Notification of Certain Events.

(a) Subject to the terms and conditions herein provided, each of the Parties will use its commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Legal Requirements to consummate and make effective the Contemplated Transactions. Each of the Parties will use its commercially reasonable efforts to promptly obtain all authorizations, consents, orders and approvals of, and to promptly give all notices to and make all filings with, all Governmental Authorities and other Persons that may be or become necessary for the performance of its obligations under this Agreement and the consummation of the Contemplated Transactions, including the consents, waivers, approvals and notices referred to in Schedule3.6. All such consents, waivers, approvals and notices shall be in writing and in form and substance reasonably satisfactory to Buyer. Executed counterparts of such consents, waivers and approvals shall be delivered to Buyer promptly after receipt thereof, and copies of such notices shall be delivered to Buyer promptly after the making thereof. Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, in connection with obtaining such authorizations, consents, orders and approvals from third parties that are not Governmental Authorities, no Party will be required to make payments to any Person, provided, that Seller will remain required to make payments required by the terms of any Contract between Seller and such Person.

31

(b) Each Party will give prompt written notice to the other of the occurrence, or failure to occur, of any event which occurrence or failure would cause any representation or warranty of the Seller Parties or Buyer as the case may be, contained in the Transaction Documents to be untrue or inaccurate in any material respect at any time from the Effective Date to the Closing or that would reasonably be expected to result in the failure to satisfy any of the conditions specified in ARTICLE VI, or otherwise prohibit, condition or delay the Closing. Notwithstanding anything herein to the contrary, in no event will any notice provided under this Section 5.3(b) be deemed to cure any breach of any such representation or warranty for any purpose under this Agreement.

5.4 Public Announcements. The timing and content of all public announcements regarding any aspect of this Agreement or the transactions contemplated hereby will be agreed upon in advance by the Parties; provided that any Party may make any such announcement or disclosure required by Legal Requirement or securities listing standard (in which case each Party will consult with the other Parties prior to any such announcement or disclosure to the extent reasonably practicable as to the form and content of such disclosure or announcement and will only disclose that information that is required by Legal Requirement based upon advice of counsel).

5.5 Employee Matters.

(a) On or following the Closing Date, Buyer may offer employment to any Employee as Buyer may determine in its sole discretion, on such terms and conditions as Buyer may determine in its sole discretion, but Buyer will not be obligated to do so pursuant to this Agreement or for any other reason. Buyer intends to of make such offer(s) of employment during a thirty (30) day transition period following the Closing Date. Those Employees, if any, who accept such offers of employment from Buyer are referred to herein as “Transferred Employees.”

(b) Seller will terminate the employment of all Transferred Employees, effective the commencement of such Transferred Employees’ employment with Buyer, in accordance with a timetable mutually agreed upon by Buyer and Seller. Buyer shall not and does not assume any of Seller’s employment obligations, wage or salary payment obligations, including without limitation those arising under any pension, profit sharing, deferred compensation, severance, welfare, sick leave, accrued or earned vacation, wage or other employee benefit plan, procedure, policy or practice of Seller, and those arising under any Contract to pay any Employee any proceeds from the transactions contemplated hereby (“Employment Obligations”) regardless of whether such plan, procedure, policy or practice is disclosed in this Agreement or the Disclosure Schedules. Seller shall pay or otherwise satisfy, at or prior to the Closing Date, all accrued and unpaid (or unsatisfied) Employment Obligations as of such time, regardless of whether the Employment Obligations are disclosed by Seller or otherwise mentioned in this Agreement.

(c) (i) Seller will have the sole responsibility for “continuation coverage” benefits provided on and after the Closing Date for all current and former employees of Seller or any other member of the Controlled Group and “qualified beneficiaries” of such employees for whom a “qualifying event” occurs prior to or on the Closing Date, and (ii) Seller will have the sole responsibility for “continuation coverage” benefits provided after the Closing Date for all current and former employees of Seller or any other member of the Controlled Group who do not become Transferred Employees and “qualified beneficiaries” of such employees for whom a “qualifying event” occurs after Closing Date. Buyer will have the sole responsibility for “continuation coverage” benefits provided after the Closing Date for all Transferred Employees and “qualified beneficiaries” of Transferred Employees for whom a “qualifying event” occurs after the Closing Date. The terms “continuation coverage,” “qualified beneficiaries” and “qualifying event” shall have the meanings ascribed to them under section 4980B of the Code and sections 601-608 of ERISA and any similar state Legal Requirement.

32

(d) Following the Effective Date, Seller will reasonably cooperate in all matters reasonably necessary to effect the transactions contemplated by this Section 5.5, including, to the extent permitted by applicable Legal Requirement, exchanging information and data relating to payroll, workers compensation, employee benefits and employee benefit plan coverages, and in obtaining any governmental approvals required hereunder.

(e) This Agreement is not intended by the Parties to, and nothing in this Section 5.5 or otherwise in this Agreement, whether express or implied, will (i) constitute an amendment to any Employee Plan or any employee benefit plan of Buyer or its Affiliates or (ii) confer on any current or former employee of Seller or any other Person (other than the parties to this Agreement) any rights or remedies (including third-party beneficiary rights).

5.6 Exclusivity. Seller shall, and shall cause its representatives, Affiliates and Employees to, immediately cease and cause to be terminated all existing activities, discussions or negotiations with any Persons (other than the Buyer Parties) with respect to, or that would reasonably be expected to lead to, any Acquisition Proposal. From and after the Effective Date until the earlier of Closing or the termination of this Agreement in accordance with ARTICLE VII, the Principal Members shall not, and Seller shall not and shall direct its employees, Affiliates and representatives not to, directly or indirectly, (i) initiate, facilitate, solicit or encourage (including by way of furnishing non-public information), directly or indirectly, inquiries or proposals that constitute, or could reasonably be expected to lead to, any Acquisition Proposal, (ii) initiate, engage or participate in any way with any third party in any discussions or negotiations regarding, or furnish or disclose any non-public information to any third party in connection with, or take any other action to knowingly facilitate any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal (except to notify such third party of the existence of the provisions of this Section 5.6), or (iii) enter into any agreement with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal, or enter into any agreement, arrangement or understanding that would require any Principal Member, Seller or AAH Holdings to abandon, terminate or fail to consummate the transactions contemplated by this Agreement. Without limiting the foregoing, it is agreed that any violation of the foregoing restrictions by any employee, Affiliate or representative, whether or not such Person is purporting to act on behalf of Seller, or otherwise, will be deemed to be a breach of this Section 5.6 by Seller, and Seller will cause its employees, Affiliates and representatives to comply with the terms of this Section 5.6. From and after the Effective Date until the earlier of Closing or the termination of this Agreement, the Principal Members and Seller shall promptly (and in any event within one calendar day following and three business days prior to providing any such Person with any information) notify Buyer in the event that Seller, its Affiliates or any Principal Member receives, directly or indirectly: (i) any Acquisition Proposal; (ii) any request for non-public information relating to Seller by any Person that informs Seller or its Representatives that such Person is considering making, or has made, an Acquisition Proposal; or (iii) any request for discussions or negotiations relating to a possible Acquisition Proposal. Such notice shall be made orally and confirmed in writing, and shall indicate the material terms and conditions thereof and the identity of the other party or parties involved.

5.7 Tax Matters.

(a) Seller shall bear all Transfer Taxes incurred, imposed, assessed, or payable against any Party in connection with or as a result of this Agreement. Each Party shall cooperate as reasonably requested to minimize such Transfer Taxes, including with respect to any available exemption from such Transfer Taxes. Seller shall prepare and file all applicable Transfer Tax returns.

33

(b) Each Party will cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the preparation, execution and filing of Tax Returns pursuant to this Section 5.7 and any Actions with respect to Taxes. Such cooperation will include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such Tax Returns and Actions and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder; provided, however, that in no event will Buyer be required to provide a copy of any Tax Returns of Buyer or its Affiliates to any other Person. Seller agrees (i) to retain all books and records with respect to Tax matters pertinent to the Acquired Assets or the Business relating to any Taxable period beginning before the Closing Date until three months following the expiration of the statute of limitations (and any extensions thereof) of the respective Taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority, and (ii) to give Buyer reasonable written notice prior to transferring, destroying or discarding any such books and records and, if Buyer so requests, Seller will allow Buyer to take possession of such books and records.

(c) Buyer shall, within 60 days following the Closing Date, deliver to Seller a written statement (the “Allocation Statement”) setting forth Buyer’s determination of the allocation of the Purchase Price (and other applicable amounts for Tax purposes) among the Acquired Assets, in accordance with Section 1060 of the Code and the Treasury Regulations thereunder (and any similar U.S. state or local Legal Requirement) (the “Allocation”). If, within 30 days after receiving the Allocation Statement, Seller does not object in writing to Buyer’s proposed Allocation, then the Purchase Price shall be allocated among the Acquired Assets in accordance with such Allocation Statement. If, within 30 days after receiving the Allocation Statement, Seller objects in writing to Buyer’s proposed Allocation, then the Parties’ shall, within the ensuing 30 days, attempt in good faith to resolve their differences, failing which they shall, unless Buyer and Seller mutually agree to continue their efforts to resolve such differences, submit such differences to the Neutral Accountant for resolution in accordance with the procedures of Section 2.6(b) applicable to the Proposed Final Closing Statement, mutatis mutandis. The Allocation, as finally determined pursuant to this paragraph, is referred to herein as the “Final Allocation.” Each Party will prepare and file, and cause such Party’s Affiliates to prepare and file, all Tax Returns on a basis consistent with the Final Allocation (including IRS Form 8594 and any equivalent U.S. state or local forms) and will take no position, and cause such Party’s Affiliates to take no position, inconsistent with the Final Allocation on any Tax Return or in any audit or other Action with respect to Taxes or otherwise. If the Final Allocation is disputed by any Taxing Authority, the Party receiving notice of the dispute will promptly notify the other Parties of such dispute, and each Party will use its commercially reasonable efforts to defend such Final Allocation in any audit or other Action and not to settle or otherwise dispose of such audit or other Action without the prior written consent of the other Parties (such consent not to be unreasonably withheld, conditioned or delayed).

(d) The Parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer; it being understood that any Liabilities arising out of the failure of Seller to comply with the requirements and provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction which would not otherwise constitute Assumed Liabilities shall be treated as Retained Liabilities.

(e) Notwithstanding anything to the contrary in this Agreement, each Party will reimburse the other Parties for any Taxes paid by such Party (or any of its Affiliates) that are the responsibility of the other Parties pursuant to this Agreement within ten business days after payment of such Taxes.

5.8 Wrong Pockets; Transfer of Certain Funds Received Post-Closing.

(a) If either Buyer or Seller (including AAH Holdings) becomes aware that any of the Acquired Assets has not been transferred to Buyer or that any of the Excluded Assets has been transferred to Buyer, it shall promptly notify the other and the Parties shall, as soon as reasonably practicable, ensure that such property is transferred, at the expense of the Party that is seeking the assets to be transferred to it and with any necessary prior third-party consent or approval, to (a) Buyer, in the case of any Acquired Asset which was not transferred to Buyer at the Closing; or (b) Seller, in the case of any Excluded Asset which was transferred to Buyer at the Closing.

34

(b) With respect to any and all amounts received or collected by Seller or its Affiliates from and after the Closing (a) attributable to, or in respect of, any Acquired Asset or the Business and (b) which become the property of Buyer as a result of the consummation of the transactions contemplated by this Agreement, Seller shall provide notice of such receipt or collection to Buyer and pay promptly (and in any event within five business days of their receipt or collection) to Buyer any and all such amounts so received or collected by wire transfer of immediately available funds to an account specified by Buyer or by other means acceptable to Buyer. Any payments received by Seller from and after the Closing from a customer of the Business prior to the Closing shall be applied to such customer’s oldest account receivable otherwise specifically designated in writing by such customer.

5.9 Non-Competition Waivers. Seller hereby waives, for each employee of Seller servicing the Business on the Closing Date who, as of or following the Closing Date, becomes a Transferred Employee and who is subject to an agreement with Seller containing confidentiality, non-solicitation and/or noncompetition provisions the effect of such confidentiality non-solicitation and/or noncompetition provisions; provided, however, that (a) the waiver with respect to confidentiality is limited to confidential information of Seller related to the Business (and not to the remainder of Seller’s operations). Such waiver shall be effective as of the commencement date of the applicable Transferred Employee’s employment with Buyer.

5.10 Post-Closing Transition Services. For a period of up to nine (9) months following the Closing Date, if requested by Buyer, Seller shall support the transition of the Business to Buyer by providing transition services to Buyer pursuant to the Transition Services Agreement.

5.11 Name Change. As soon as reasonably practicable following the Closing Date, and in no event later than fifteen (15) days thereafter, Seller shall cause Articles of Amendment to be filed with the Delaware Secretary of State amending Seller’s Certificate of Formation to change Seller’s name to a name easily distinguishable from “Assisi Animal Health LLC” in form and substance consistent with applicable Legal Requirements and reasonably acceptable to Buyer, and any required similar filings (amendments or withdrawals) for those states in which Seller is qualified to do business as a foreign entity as of the Closing Date. Seller shall promptly provide evidence of such actions after obtaining it. Following the Closing and pending the taking of such actions, Seller shall not utilize the name “Assisi Animal Health LLC” or variations thereof for any other purpose without the written approval of Buyer; provided, however, that Seller may retain such name on its existing bank checking account for a period of 90 days following the Closing or such earlier time as Seller has collected all accounts receivable of Seller associated with Seller’s sales of Products prior to the Closing.

5.12 Consents. Seller shall cooperate with Buyer and, if requested by Buyer, use Seller’s best efforts to obtain, as soon as reasonably practicable following the Closing Date, all consents required for the assignment of the Acquired Assets listed on Schedule 5.12 from all applicable Persons necessary or required in order to effectively convey such Acquired Assets, each in form and substance reasonably acceptable to Buyer.

5.13 International IP Assignments. To the extent not delivered at Closing, from and after the Closing, Seller and AAH Holdings shall cooperate with Buyer to prepare, execute and deliver intellectual property assignments, in proper recordable form satisfactory to Buyer and Buyer’s outside intellectual property counsel, pursuant to which Buyer will record the assignment of all registered or pending international Owned Intellectual Property that is included in the Acquired Assets.

35

5.14 Further Assurances. Subject to the terms and conditions of this Agreement, upon the request of Buyer or Seller, each of the Parties will do, execute, acknowledge and deliver all such further acts, assurances, deeds, assignments, transfers, conveyances and other instruments and papers as may be reasonably required or appropriate to carry out the transactions contemplated by this Agreement.

ARTICLE VI.

CONDITIONS TO CLOSING

6.1 Mutual Conditions. The respective obligations of each Party to consummate, or cause to be consummated, the transactions contemplated by this Agreement, is subject to, at or prior to the Closing, there being no: (i) Legal Requirement of any nature issued by a Governmental Authority of competent jurisdiction that restrains, enjoins or otherwise prohibits, or has the effect of restraining, enjoining or otherwise prohibiting, the transactions contemplated by any Transaction Document from being consummated as herein provided, or (ii) pending Action seeking to prohibit, prevent, make illegal, delay or otherwise interfere with the consummation of any of the transactions contemplated by this Agreement.

6.2 Conditions to the Obligations of the BuyerParties. The obligations of the Buyer Parties to consummate the transactions contemplated by this Agreement will be subject to the fulfillment prior to or at Closing of each of the following conditions, any and all of which may be waived, in whole or in part, by the Buyer Parties to the extent permitted by applicable Legal Requirement:

(a) Representations and Warranties. (i) The Fundamental Representations of the Seller Parties shall be true and correct as of the Effective Date and as of the Closing Date, and (ii) all other representations and warranties set forth in ARTICLE III shall be true and correct in all material respects (without regard to any qualifications therein as to “materiality” or Material Adverse Effect) as of the Effective Date and as of the Closing Date (or as of the specific date referred to for any representation or warranty which specifically refers to an earlier date).

(b) Covenants. The Seller Parties shall have duly performed or complied with, in all material respects, all of the covenants, obligations and conditions to be performed or complied with by such Parties under the terms of this Agreement prior to or at Closing.

(c) Consents and Approvals. All governmental and regulatory approvals and consents of contracting parties, requisite or appropriate to the consummation of the Contemplated Transactions shall have been obtained, and such consents or approvals shall remain in full force and effect.

(d) Material Adverse Effect. Since the Effective Date, no Material Adverse Effect shall have occurred.

(e) Receipt of Permits. Buyer shall have received all Permits necessary to operate the Business after the Closing Date as presently conducted.

(f) Transaction Documents. The Seller Parties shall have delivered to Buyer duly executed counterparts to the Transaction Documents and all other documents and deliveries as are set forth in Section 2.8(a).

(g) Retention Agreements. Each of the Employees required by Buyer shall have accepted Buyer’s employment offer and agreed to become a Transferred Employee upon the Closing, and entered into an employee restrictive covenant agreement with Buyer or one of its Affiliates, in each case on terms and conditions satisfactory to Buyer in its sole discretion.

36

(h) Due Diligence; Board Approval. Buyer shall be satisfied in its sole discretion with the results of its due diligence regarding the Business and Buyer shall have received approval from its board of directors to enter into this Agreement and consummate the Contemplated Transactions.

6.3 Conditions to the Obligations of the Seller Parties. The obligations of the Seller Parties to consummate the transactions contemplated by this Agreement will be subject to the fulfillment at or prior to the Closing of each of the following conditions, any and all of which may be waived in whole or in part by the Seller Parties to the extent permitted by applicable Legal Requirement:

(a) Representations and Warranties. (i) The Fundamental Representations of Buyer shall be true and correct as of the Effective Date and as of the Closing Date and (ii) all other representations and warranties set forth in ARTICLE IV shall be true and correct in all material respects (without regard to any qualifications therein as to “materiality”) as of the Effective Date and as of the Closing Date (or as of the specific date referred to for any representation or warranty which specifically refers to an earlier date).

(b) Covenants. The Buyer Parties shall have performed, in all material respects, all of the covenants and obligations which are to be performed by it under the terms of this Agreement at or prior to the Closing.

(c) Transaction Documents. The Buyer Parties shall have delivered to Seller duly executed counterparts to the Transaction Documents and all other documents and deliveries as are set forth in Section 2.8(b).

ARTICLE VII.

TERMINATION

7.1 Termination. This Agreement may be terminated and the transactions contemplated herein may be abandoned at any time prior to Closing:

(a) by mutual written consent of the Buyer Parties and Seller;

(b) by either Buyer or Seller, if the Closing will not have been consummated on or before the date that is 45 days after the Effective Date (as may be extended pursuant to the terms hereof, the “Termination Date”), unless extended by written agreement of such Parties; provided, however, that the right to terminate this Agreement under this paragraph will not be available to any Party whose failure to fulfill or comply with any obligation or covenant under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or prior to such date;

(c) by Buyer (so long as Buyer is not then in material breach of any of its representations, warranties or covenants contained in this Agreement), if a breach of this Agreement by Seller or the Principal Members results or would result in any of the conditions set forth in Section 6.1 or Section 6.2 not being satisfied and such breach cannot be cured or, if curable, remains uncured for a period of 30 days after Seller has received written notice from Buyer of the occurrence of such breach (or, if earlier, the Termination Date), and such conditions have not been waived by Buyer;

(d) by Seller or the Principal Members (so long as Seller or the Principal Members are not then in material breach of any of their representations, warranties or covenants contained in this Agreement), if a breach of this Agreement by the Buyer Parties results or would result in any of the conditions set forth in Section 6.1 or Section 6.3 not being satisfied and such breach cannot be cured or, if curable, remains uncured for a period of 30 days after Buyer has received written notice from Seller of the occurrence of such breach (or, if earlier, the Termination Date), and such conditions have not been waived by Seller or any Principal Member; and

37

(e) by any Party, if any Governmental Authority will have issued an Order or Legal Requirement enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such Order or Legal Requirement will have become final and nonappealable, except that the right to terminate this Agreement and abandon the transactions contemplated by this Agreement under this paragraph will not be available to any Party whose failure to fulfill or comply with any obligation or covenant under this Agreement has been the cause of, or resulted in, the issuance of such nonappealable Order or Legal Requirement.

7.2 Effect of Termination. If this Agreement is terminated pursuant to Section 7.1 hereof, (a) all rights and obligations of the Parties hereunder will terminate and no Party will have any liability to the other, except for obligations of the Parties in Section 5.1, this Section 7.2, and ARTICLE IX, which will survive the termination of this Agreement and (b) termination will not relieve any Party from liability for any intentional or willful breaches of this Agreement prior to the date of such termination. An “intentional or willful breach” means a breach or failure to perform, in each case, that is the consequence of an act or omission by a Party with the intention that the taking of such act or failure to take such act would, or would cause a breach of this Agreement.

ARTICLE VIII.

SURVIVAL; INDEMNIFICATION

8.1 Survival of Representations, Warranties and Covenants. Each of the representations and warranties set forth in this Agreement will survive the Closing and remain in full force and effect for a period of eighteen (18) months after the Closing Date, except that the Fundamental Representations will survive the Closing and remain in full force and effect until the earlier of (i) the expiration of the applicable statute of limitations or (ii) six (6) years following the Closing Date. The date upon which any representation or warranty contained herein terminates if any, is referred to herein as the “Survival Date” for such representation or warranty. None of the covenants or other agreements contained in this Agreement shall survive the Closing other than those which by their express terms are to be performed after Closing, and each such surviving covenant and other agreement of each Party set forth herein shall survive (i) in accordance with its terms or (ii) if such covenant or agreement does not specify a term, until sixty (60) days following expiration of the applicable statute of limitations (giving effect to any extensions and waivers thereof. Notwithstanding the foregoing, any representation, warranty or covenant in respect of which indemnity may be sought under this Agreement prior to the Survival Date will survive the time at which it would otherwise terminate pursuant to the preceding sentences if written notice of the inaccuracy or breach thereof giving rise to such right of indemnity has been given to the party against whom indemnification may be sought prior to such time.

8.2 Indemnification.

(a) Indemnification by the Seller Parties. Subject to the limitations expressly set forth in this ARTICLE VIII, from and after the Closing, the Seller Parties will jointly and severally indemnify, defend and hold harmless Buyer and its Affiliates, and their respective and their respective members, shareholders, officers, directors, managers, employees, agents, successors and assigns (all such foregoing Persons, collectively, the “Buyer Indemnitees”) from and against any Losses the Buyer Indemnitees may suffer, sustain or become subject to, arising out of, in connection with or resulting from:

38

(i) any breach or inaccuracy of any representation or warranty of any Seller Party Member contained in this Agreement, any other Transaction Document or in any certificate, instrument or document delivered by a Seller Party pursuant to this Agreement;

(ii) any breach of any covenant to be performed by a Seller Party pursuant to this Agreement, any other Transaction Document or in any certificate, instrument or document delivered by Seller or a Principal Member pursuant to this Agreement;

(iii) any Excluded Asset or Retained Liability; and

(iv) any items set forth on Schedule 8.2(a)(iv).

(b) Indemnification by Buyer. Subject to the limitations expressly set forth in this ARTICLE VIII, from and after the Closing, Buyer will indemnify, defend and hold harmless Seller, AAH Holdings and their respective successors and assigns (all such foregoing persons, collectively, the “Seller Indemnitees”) from and against any Losses Seller Indemnitees may suffer, sustain or become subject to, arising out of, in connection with or resulting from:

(i) any breach or inaccuracy of any representation or warranty of Buyer contained in this Agreement, any other Transaction Document or in any certificate, instrument or document delivered by Buyer pursuant to this Agreement;

(ii) any breach of any covenant to be performed by Buyer pursuant to this Agreement, any other Transaction Document or in any certificate, instrument or document delivered by Buyer pursuant to this Agreement; and

(iii) any Assumed Liability.

8.3 Limitations on Liability. Except with respect to any breaches of the Fundamental Representations or Section 3.8, with respect to Losses arising pursuant to Section 8.2(a)(i), the Buyer Indemnitees will not be entitled to indemnification under this Agreement until the aggregate amount of Losses for which the Buyer Indemnitees would be liable thereunder exceeds Seventy-five Thousand Dollars ($75,000)(the “Threshold Amount”), at which time, the Buyer Indemnitees will be entitled to indemnification for the aggregate amount of all Losses, including the Threshold Amount. Neither Buyer, on the one hand, nor the Seller Parties, collectively, on the other hand, will be required to provide indemnification for aggregate Losses in excess of the Purchase Price.

39

8.4 Claims Procedures.

(a) If a claim, action, suit or proceeding by a third party (a “Third Party Claim”) is made against any Person entitled to indemnification pursuant to Section 8.2 hereof (an “Indemnified Party”), and if such Indemnified Party intends to seek indemnity with respect thereto under this ARTICLE VIII, such Indemnified Party shall promptly deliver a Claim Notice to the Party obligated to indemnify such Indemnified Party (such notified party, the “Responsible Party”) of such claims; provided that the failure to deliver a Claim Notice shall not relieve the Responsible Party of its obligations hereunder, except to the extent that the Responsible Party is actually and materially prejudiced thereby. The Responsible Party shall have the right to be entitled to participate in the defense of such Third Party Claim and, to the extent that it wishes, to assume the conduct and control, through counsel reasonably acceptable to the Indemnified Party at the expense of the Responsible Party, of the settlement or defense thereof, provided that the Responsible Party notifies the Indemnified Party of its intent to exercise such right within 15 days after receipt of such Claim Notice, and upon receipt of such notice, the Indemnified Party shall reasonably cooperate with the Responsible Party in connection therewith; provided, that the Responsible Party shall not have the right to assume the defense of such Third Party Claim if (i) the Responsible Party fails to conduct the defense of the claim actively and diligently, (ii) any applicable limitation herein would serve to limit the obligation of the Responsible Party to indemnify the Indemnified Party for any Loss which would be reasonably anticipated to result from such claim were it successful or (iii) the Responsible Party is not reasonably anticipated to have the financial wherewithal to indemnify the Indemnified Party if the claim is successful. If the Responsible Party assumes the defense of a Third Party Claim, then (i) such assumption will conclusively establish for purposes of this Agreement that the claims made in that Third Party Claim are within the scope of and subject to indemnification, and (ii) no compromise or settlement of such Third Party Claims may be effected by the Responsible Party without the Indemnified Party’s consent unless (A) there is no finding or admission of any violation of a Legal Requirement or any violation of the rights of any Person; (B) the sole relief provided is monetary damages that are paid in full by the Responsible Party; and (C) the Indemnified Party has no liability with respect to such compromise or settlement. The Responsible Party shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by such Indemnified Party, provided that the fees and expenses of such counsel shall be borne by such Indemnified Party. So long as the Responsible Party is reasonably contesting any such Third Party Claim in good faith, the Indemnified Party shall not pay or settle any such Third Party Claim. Notwithstanding the foregoing, the Indemnified Party shall have the right to pay or settle any such Third Party Claim (whether or not appropriate notice has been given by Indemnified Party), provided that in such event it shall irrevocably waive any and all rights (including any rights of its Affiliates) to indemnification for such Third Party Claim unless the Responsible Party shall have expressly consented in advance in writing to such payment or settlement. If the Responsible Party does not notify the Indemnified Party within 15 days after the receipt of the Indemnified Party’s Claim Notice hereunder that it elects to undertake the defense of the Third Party Claim described in such Claim Notice, the Indemnified Party shall have the right to (x) contest such Third Party Claim, and (y) with the prior written consent of the Responsible Party (which consent shall not be unreasonably withheld, conditioned or delayed), settle such Third Party Claim, and the Responsible Party shall have the right at any time to participate (including through counsel chosen by the Responsible Party) in the defense of any such Third Party Claim at its own expense. The Indemnified Party shall not waive any right to indemnity pursuant to this Agreement by contesting or settling any claim in accordance with the previous sentence. The Responsible Party shall not, except with the consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), enter into any settlement or consent to the entry of any judgment that does not include as an unconditional term thereof the giving by the Person or Persons asserting such claim to all Indemnified Parties of an unconditional release from all liability with respect to such claim.

(b) Notwithstanding the foregoing, the Responsible Party will not be entitled to assume (or retain, as applicable) control of such defense if the Indemnified Party concludes in good faith that (i) in light of any actual or potential conflict of interest, it would be inappropriate for legal counsel selected by the Responsible Party to represent the Indemnified Party, or (ii) the Responsible Party has failed to vigorously and continuously prosecute or defend such claim in good faith or fails to begin such prosecution or defense in a timely manner.

(c) All of the Parties shall cooperate in the defense or prosecution of any Third Party Claim in respect of which indemnity may be sought hereunder and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith; provided, however, that this Section 5.3(c) shall not apply to any pending or anticipated adversarial, judicial or arbitral dispute or proceeding between the Parties to this Agreement, which shall be governed by the applicable rules of discovery, evidence or procedure. With respect to any Third Party Claim subject to indemnification hereunder, the Parties agree to cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all confidential information and the attorney-client and work-product privileges of the other Party.

40

(d) A claim for indemnification for any matter not involving a Third Party Claim may be asserted by delivery of a Claim Notice to the party from whom indemnification is sought and, unless contested in accordance with this Agreement, shall be paid promptly after such notice. The party from whom indemnification is sought will have a period of fifteen (15) days within which to respond in writing to such direct claim.

(e) The Parties shall use commercially reasonable efforts with respect to any information shared pursuant to this Section 8.4 to preserve attorney-client privilege.

8.5 Payment of Claim. Subject to the limitations set forth herein, in order to satisfy any indemnification obligations of any Seller Party with respect to any claim for indemnification pursuant to this ARTICLE VIII, a Buyer Indemnitee will have the right to recover indemnifiable Losses that have been incurred (i) first, from the Escrow Amount pursuant to the terms and conditions of the Escrow Agreement, and (ii) thereafter, from Seller and the Principal Members within three business days after demand is made by a Buyer Indemnitee.

8.6 Exclusive Remedy. From and after the Closing, , except for a Party’s right to specific performance or injunctive relief under Section 9.11, as provided in Section 2.6 or with respect to any fraud of any Party, the sole and exclusive remedy of any Indemnified Party with respect to any and all Losses arising in connection with the representation, warranties and covenants set forth in this Agreement will be pursuant to the indemnification obligations set forth in this ARTICLE VIII.

8.7 Calculation of Loss. As it relates to indemnification claims under this ARTICLE VIII, for purposes of determining whether a breach has occurred and calculating the amount of Losses incurred by a party seeking indemnification hereunder arising out of or resulting from any breach of a representation, warranty, covenant or agreement contained herein, references to “Material Adverse Effect” or materiality (or other similar terms) shall be disregarded. As used herein, Losses of a Person are not limited to matters asserted by Third Parties, but include Losses incurred or sustained by such Person in the absence of claims by Third Parties.

8.8 Investigation. The right to indemnification or any other remedy based on representations, warranties, covenants and agreements of the Seller Parties in this Agreement, or any document, certificate or other instrument required to be delivered by a Seller Party under this Agreement will not be affected by any investigation conducted by any Indemnified Party or any other Person at any time, or any knowledge acquired (or capable of being acquired) by any Indemnified Party or any other Person at any time, whether before or after the execution and delivery of this Agreement and prior to the Closing, with respect to the accuracy or inaccuracy of, or compliance with, any such representation, warranty, covenant or agreement.

8.9 Treatment of Indemnity Payments. Any amount paid for indemnification under this Article VIII will be treated as an adjustment to the Purchase Price, including for all Tax purposes, except as otherwise required by any Legal Requirement.

8.10 Schedules. All representations and warranties concerning the Business are qualified to the extent of any applicable disclosure in the Schedules making specific reference to the Section or Sections of this Agreement to which such disclosure applies, and such disclosure shall further qualify any other Section or Sections of this Agreement to the extent it is reasonably apparent on the face of such disclosure that such disclosure is intended to qualify any other Section of this Agreement.

41

ARTICLE IX.

MISCELLANEOUS

9.1       Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered, if personally delivered; (b) on the next Business Day after dispatch, if sent postage pre-paid by nationally recognized, overnight courier guaranteeing next business day delivery; (c) if sent by e-mail of a PDF document, the date when sent by email sent to the email address for the sender stated in this Section 9.1 (provided that, unless receipt of such email is acknowledged, such email is followed up within one Business Day by dispatch pursuant to one of the other methods described herein), or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 9.1):

If to a Buyer Party:

Zomedica Corp.

100 Phoenix Drive, Suite 125

Ann Arbor, Michigan 48108

Attention:            Chief Executive Officer and General Counsel

E-Mail:                  lheaton@zomedica.com and kdehaanfullerton@zomedica.com

with a copy (which shall not constitute notice to the Buyer Party) to:

Maslon LLP

90 South 7th Street, Suite 3300

Minneapolis, MN 55402

Attention:            Alan M. Gilbert

E-mail address:   alan.gilbert@maslon.com

If to a Seller Party:

Assisi Animal Health LLC

850 Washington Avenue

Carlstadt, NJ 07072

Attention:            Francis J. Russo

Email:                    frussony@gmail.com

with a copy (which shall not constitute notice to the Buyer Party) to:

Jacobson Mermelstein & Squire LLP

6 Purdy Street, Apt. 4G

Harrison, NY 10528

Attention: Lee Mermelstein

Email:   leem@jmslegal.com

9.2 Computation of Time. Whenever the last day for the exercise of any privilege or the discharge or any duty hereunder will fall upon a Saturday, Sunday, or any date on which banks in New York City, New York are authorized to be closed, the Party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a regular business day.

9.3 Expenses. Except as otherwise provided in this Agreement, all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses.

42

9.4 Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware. Except for the matters to be determined by the Neutral Accountant pursuant to Section 2.6, each of the Parties submits to the exclusive jurisdiction of any state or federal court within the State of Delaware in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding shall be exclusively heard and determined in any such court. The Parties hereby irrevocably waive, to the fullest extent permitted by Applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought.

9.5 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and, except as set forth in Section 8.2, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

9.6 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile, portable document format or other electronic means shall be effective as delivery of a manually executed counterpart to this Agreement.

9.7 Entire Agreement; Amendment; Waiver; Assignment. This Agreement and the Disclosure Schedule, other Schedules, Exhibits and other documents delivered pursuant to this Agreement (a) constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof, (b) can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the Buyer Parties, in the case of an amendment, supplement, modification or waiver sought to be enforced against the Buyer Parties, or Seller, in the case of an amendment, supplement, modification or waiver sought to be enforced against Seller, and (c) shall not be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of the other Parties.

9.8 Severability. If any term or other provision of this Agreement is invalid, illegal or unenforceable, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.

9.9 No Strict Construction. Each Party acknowledges that this Agreement has been prepared jointly by the Parties, and will not be strictly construed against any Party. As a consequence, the Parties do not intend that the presumptions of any Legal Requirements or rules relating to the interpretation of Contracts against the drafter of any particular clause should be applied to this Agreement and therefore waive the benefits of such construction.

43

9.10 Waiver of Jury Trial. EACH OF THE PARTIES HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

9.11 Specific Performance. Each Party acknowledges and agrees that the other Party would be damaged irreparably in the event any provision of this Agreement is not performed in accordance with its specific terms or otherwise is breached, so that a Party shall be entitled to seek injunctive relief to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in addition to any other remedy to which such Party may be entitled, at law or in equity. No limitation herein shall restrict any Party from seeking and obtaining equitable relief.

9.12 Failure or Indulgence not Waiver. No failure or delay of any Party in the exercise of any right hereunder will impair such right or be construed to be waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any exercise of any such right preclude any other or further exercise thereof or any other right.

* * * * * * *

44

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

SELLER: ASSISI ANIMAL HEALTH LLC By: /s/ L. John Wilkerson Name: L. John Wilkerson Title: Manager
AAH HOLDINGS: AAH HOLDINGS LLC By: /s/ L. John Wilkerson Name: L. John Wilkerson Title: Manager

[Signature Page to Asset Purchase Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

PRINCIPAL MEMBERS: By: /s/ L. John Wilkerson Name: L. John Wilkerson By: /s/ Francis J. Russo Name: Francis J. Russo By: /s/ Judith Korman Name: Judith Korman

[Signature Page to Asset Purchase Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

BUYER: ZOMEDICA INC. By: /s/ Larry Heaton Name: Larry Heaton Title: Chief Executive Officer
BUYER PARENT: ZOMEDICA CORP. By: /s/ Larry Heaton Name: Larry Heaton Title: Chief Executive Officer

[Signature Page to Asset Purchase Agreement]